SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 10-K

              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) of the
                        SECURITIES EXCHANGE ACT OF 1934

                  For the Fiscal year ended December 31, 1998
                         Commission File Number  0-1999

                            KENTUCKY INVESTORS, INC.
               (Exact name of registrant as specified in Charter)

                 KENTUCKY                           61-6030333
              (State or Other Jurisdiction          (IRS Employer
       of Incorporation or Organization)           Identification Number)

                200 Capital Avenue, Frankfort, Kentucky   40601
                    (Address of Principal Executive Offices)

        Registrant's telephone number, including area code 502 223-2361

              Securities registered pursuant to Section 12(b) of the Act:

                               Title of Each Class
                              Common $1 Par Value



                   Name of Each Exchange on Which Registered
                                     NASDAQ

          Securities registered pursuant to Section 12(g) of the Act:

                 Common Capital Stock Par Value $1.00 Per Share
                                (Title of Class)

Indicate by check mark whether the registrant (l) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this form 10-K
or any amendment to this Form 10-K.         (X)

State the aggregate market value of the voting stock held by nonaffiliates of the registrant $8,815,780 as of December 31, 1998.

Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

                                     Class
                              Common Capital Stock


                        Outstanding at December 31, 1998
                                    848,116

Documents Incorporated by Reference:

(1) Portions of the Annual Report to the Stockholders for the year ended December 31, 1998 (Form 10-K, Items 1, 5a, 6, 7 and 8)
(2) Portions of the Proxy Statement dated April 16, 1999, for the Annual Meeting of Stockholders to be held May 13, 1999 (Form 10-K, Items 10, 11, 12 and 13.)

                                  PART I

Item 1.  Business

(a)  General
      (a) The business of Kentucky Investors, Inc. (the "Company") is the holder of the majority interest in a life insurance company, and total interest in a printing company and an insurance marketing company which was formed in 1994. The home office of the Company, the insurance subsidiary, the printing subsidiary and the marketing subsidiary are located at 200 Capital Avenue, Frankfort, Kentucky 40601. The telephone number is (502) 223-2361. Kentucky Investors, Inc., now owns 74% of Investors Heritage Life Insurance Company, Frankfort, Kentucky ("IHL" or the "Insurance Subsidiary") and 100% of Investors Heritage Printing, Inc. ("IHP") and Investors Heritage Financial Services Group, Inc. ("FSG"). IHP and FSG are collectively hereinafter referred to as the "Non-insurance Subsidiaries". IHL, IHP and FSG are collectively hereinafter referred to as the "Subsidiaries". IHL owns 96% of Investors Underwriters, Inc., an investment holding company. While the Company continues to expand the Non-insurance Subsidiaries, less than 1% of the Company's total operations were generated by the Non-insurance Subsidiaries for the year ended December 31, 1998. The Non-insurance Subsidiaries' total assets and stockholder equity comprised less than 1% in the aggregate of the Company's reported total assets and stockholder equity as of December 31, 1998.
     During 1994 the Company formed FSG, a wholly-owned marketing company which marketed and will continue to market a variety of products to financial institutions for a number of other unaffiliated companies as well as IHL. As anticipated more than 10% of FSG's revenues during 1998 were derived from the sale of IHL's Credit Insurance products.
IHL
     The business segments of the Insurance Subsidiary are identified and discussed on pages 45 - 47 of the Annual Report to Stockholders for the year ended December 31, 1998 and are incorporated herein by reference. A portfolio of the standard forms of participating, non-participating, whole life, limited pay, endowments, split-funding, interest-sensitive whole life, guaranteed issue whole life, universal life, term and group life are offered by IHL. In addition, IHL writes credit life and credit accident and health insurance (respectively, "Credit Life" and "Credit A&H", and collectively "Credit Insurance") on a group basis.
      Ordinary Life.  Ordinary Life sales are under the direct
supervision of the home office using a regionally supervised agency system. The method of field operation involves independent contractual agents working with district and regional managers. These managers contract with and train agents who work under them. The regional managers may have several district managers under their supervision. As a result of IHL's growth in the preneed area, agency relationships have been entered into directly with the funeral home owner. Management anticipates this trend to continue and, depending on the size of the funeral home and state law, preneed counselors will also become part of the agency force. IHL also sells business through general agents or brokers who may represent one or more companies.
      Approximately 37% of total insurance in force is Ordinary life.
      As stated above, the Ordinary Life sales are built around a standard portfolio of life insurance policies with some of the contributions to in-force business being a participating ordinary life insurance policy, a guaranteed issue whole life policy and non-participating life policies.
      Some of the participating policies provide for payment of guaranteed annual endowments of fixed amounts beginning at the end of the second policy year and continuing through the premium paying period. These policies also have an annual guaranteed benefit. As of December 31, 1998, 7% of the total ordinary insurance in force was comprised of participating policies and of the 7%, approximately 6% was comprised of participating policies with some guaranteed benefit.
      Another block of participating policies provides for payment of a dividend which will purchase additional insurance equal to 5% of the previous year's total death benefit, including any additional insurance purchased in prior years. The dividend is not guaranteed. As of December 31, 1998, 1% of the total ordinary insurance in force was comprised of participating policies with non-guaranteed benefits.
      Non-participating life insurance policies represented 93% of the total ordinary insurance in force.
      IHL also issues two non-participating interest-sensitive single premium whole life policies based on simplified underwriting. These policies provide for payment of the full face amount at the death of the insured and for increasing death benefits on a non-guaranteed basis.
      During 1994, IHL introduced new products designed for the prearranged funeral market. These products are single premium and modal premium non-participating whole life policies. Single premium policies are sold on a guaranteed issue basis and modal premium policies are fully underwritten. Both single and modal premium policies provide for non- guaranteed increasing death benefits and have a maximum face amount of $25,000. IHL also introduced a new mortgage protection product which is being marketed by FSG.
      During 1997 IHL introduced group life products designed for the prearranged funeral market. Some of these products provide for the payment of the full face amount at the death of the insured and some provide graded death benefits during the first year. All of the products provide for increasing death benefits on a non-guaranteed basis.
      During 1998 IHL introduced a new generation of both individual and group
life products designed for the prearranged funeral market.   These products
differ from the 1997 products by offering simplified underwriting for the multi-pay policies and shorter reduced benefit policies. These new products, called the "Legacy 2000 Series" were implemented throughout the last two quarters of 1998 and have been well received in the market.
      Credit Insurance. Credit Insurance is generally sold through banks, finance companies and automobile dealerships and is offered in connection with the extension of credit by financial institutions. The amount of the insurance is designed to cover the amount of the loan with the financial institution being the beneficiary of the insurance policy to the extent of the unpaid balance of the loan. Credit Insurance production is dependent on consumer debt. In times of low unemployment, reasonable interest rates and a steadily improving economy, consumer debt increases; therefore, Credit Insurance sales increase. When the economy slows, consumer debt slows and therefore Credit Insurance sales decrease.
      Initially, FSG entered into a marketing agreement with Franklin Life Insurance Company ("Franklin")to market Franklin's Credit Insurance products during 1995. However, during the fourth quarter of 1995, IHL and FSG were advised that Franklin was exiting the Commonwealth of Kentucky as a direct writer of Credit Insurance products.
      FSG initiated discussions with unaffiliated companies regarding a transaction where the Credit Insurance business would be written by IHL and all of the risk insured would be immediately reinsured to the unaffiliated company. In December, 1995, IHL entered into a reinsurance agreement with The Connecticut General Life Insurance Company, Bloomfield, Connecticut ("Connecticut General") under the terms of which IHL cedes to Connecticut General 100% of the risk on all Credit Insurance policies sold by IHL. In addition to receiving a retention fee, IHL also receives a fee for administration and claims processing services. In addition, FSG would be able to generate revenues in the form of commissions from the sale of IHL's Credit Insurance products.
      It has not been necessary for IHL to add any employees to assist in the administration of this business. No additional amounts were expended in order to put IHL's administrative and claims processing capabilities to use.
Employees will be added only when warranted.
      It was and continues to be management's belief that the number of Credit Insurance providers in the Commonwealth of Kentucky is contracting as a result of two Kentucky domestic insurers exiting the Credit Insurance market. Management believed there would be opportunities to administer Credit Insurance business in Kentucky for non-domestic insurers that are expected to replace exiting insurers. This belief has come to fruition in an alternate way through the reinsurance agreement with Connecticut General. In addition, IHL has recently entered into a reinsurance agreement with two unaffiliated companies, Life Investors Insurance Company of America ("Life Investors"), Bankers Life Insurance Company ("Bankers Life") and American United Life Insurance Company ("AUL"). The AUL agreement was entered into during 1998. Pursuant to those agreements, the Company's Credit Insurance products sold by Life Investors', Bankers Life's and AUL's agents will be reinsured to Life Investors, Bankers Life and AUL, respectively. IHL and FSG will be paid a retention fee and a
marketing fee for services provided.   IHL has continued to seek contracts to
operate as an administrator for other companies which sell Credit Insurance.
      FSG will continue to call on banks, finance companies and selected automobile dealerships to market the Credit Insurance products for IHL. As anticipated that more than 10% of FSG's revenues for 1998 were derived from the sale of IHL's Credit Insurance products. IHL anticipates 1999 Credit Insurance gross written premiums to exceed $2 million. During the 3rd Quarter 1998, IHL was advised that Connecticut General was exiting the market as a reinsurer of Credit Insurance products. Therefore, during the 4th Quarter 198, IHL and FSG negotiated new reinsurance agreements with Munich American Reassurance Company, Atlanta, Georgia ("Munich") and Reliastar Life Insurance Company, Minneapolis, Minnesota ("Reliaster") whereby effective January 1, 1998 IHL will reinsurance 50% of the risk on all Credit Insurance policies to each reinsurer. As described above, that business was and will continue to be ceded to Connecticut General. Approximately 9% of the total life insurance in force is Credit Insurance, all of which was written directly by IHL.
      In addition to selling Credit Insurance, some IHL bank agents obtain an ordinary life license enabling them to sell mortgage insurance that might be required in excess of the statutory credit life limitation enacted by each state where our Credit Insurance products are sold. The mortgage insurance sales operations will continue to be conducted through FSG.
      Group Life.  Group life accounts for the remaining 44% of in-force
business.      Since 1990, IHL has participated in the Federal Employee Group
Life Insurance (FEGLI) Program, which is administered by Metropolitan Life Insurance Company. As a result of the termination of the Commonwealth of Kentucky group life contract, on November 30, 1992, IHL's participation in the FEGLI Program has substantially decreased since 1993 and 1994. The reduction of in-force business since 1993 has been $222,377,000.
      During 1997, IHL converted to group insurance products in the preneed market in a majority of states. The Legacy 2000 Series introduced during 1998 is also a group product in many states. Therefore, group life premiums and in-force business increased significantly while individual premiums and in-force business decreased commensurately. Group life premiums during 1997 were $7,324,000 as compared to $3,881,000 in 1996 which is an increase of 89%.
      Principal Markets.  The principal markets for IHL's products are in the Commonwealths of Kentucky and Virginia, and the States of North Carolina, South Carolina, Georgia, Ohio, Indiana, Florida, Tennessee, Illinois, Kansas, West Virginia and Texas. IHL has licensed ordinary agents and regional managers throughout these states and credit life agents in over 278 banks and automobile dealerships.
      IHL is also licensed in sixteen other states: Alabama, Arkansas, Mississippi, and Louisiana in the South and Southeast; Colorado, Missouri, New Mexico, North Dakota, South Dakota, Oklahoma, Montana, Nebraska, Arizona and Utah in the West; and Michigan in the North. The business in these states is written mostly through general agents. During 1999 IHL anticipates expanding its preneed operation into several of these states.
       Risk.   In many cases IHL requires evidence of insurability before issuing individual life policies including, in some cases, a medical examination or a statement by an attending physician. Home office underwriters review the evidence of insurability required and approve the issuance of the policy in accordance with the application if the risk is acceptable. Some applicants who are substandard risks are rejected, but many are offered policies with higher premiums, restricted coverages or reduced benefits during the first two policy years. The majority of the single premium business is written through the prearranged funeral market without evidence of insurability, relying on safeguards such as product design, limits on the amount of coverage, and premiums which recognize the resultant higher level of claims.
      Risk is integral to insurance but, as is customary in the insurance business, IHL obtains reinsurance with respect to amounts in excess of its retention limits. The maximum limit of retention by IHL on its standard contract for any one life is $100,000 plus the amount of the return of premium benefits, if any. The maximum is reduced for sub-standard classes of risk.
The maximum retention on Credit Life is also $100,000 per life. Excess coverages are reinsured externally to unaffiliated reinsurers. As of December 31, 1998, approximately $660,887,00, or 24% of total life insurance in force was reinsured with non-affiliated well established insurance companies. IHL would become liable for the reinsured risks if the reinsurers could not meet their obligations. IHL has not experienced a reinsurer default under any of the reinsurance agreements to which IHL is a party. Further, IHL has no knowledge of and does not anticipate any material default in any existing reinsurance obligation.
      IHL is party to reinsurance and coinsurance agreements with seventeen non-
affiliated companies.    The reinsurers for IHL and amounts of insurance in
force that are reinsured are as follows:

Company                    Reinsurance Amount       Percent of Total

Connecticut General Life
   Insurance Co.              $409,884,000           62.14%
Crown Life Insurance Co.         1,579,000             .2%
The Lincoln National Life
    Insurance Co.               83,977,000           12.7%
J.M. Limited                     1,286,000             .2%
Bankers Life Insurance Co.     107,270,000           16.2%
AEtna Life Insurance Co.           284,000             .04%
Indiana-Kentucky Ins. Co. Ltd.     228,000             .03%
Riverside Reinsurance Ltd.         634,000             .01%
Lancaster Life Insurance Co.     3,961,000             .6%
Business Men's Assurance Co.     5,456,000             .8%
Swiss Re America                 1,100,000             .2%
Munich American Reinsurance Co. 41,372,000            6.3%
Life Investors Ins. Co.
 of America                      3,177,000            .48%
Other Companies (3)                679,000             .1%
TOTAL                         $660,887,000          100.0%

During 1998, IHL reinsured all of the risk on the Credit Insurance policies sold by its agents to Connecticut General; however, the reinsurance agreement was terminated effective December 31, 1998 with respect to new issues. Connecticut General will not accept the risk on any new policies issued after December 31, 1998; however, Connecticut General will continue to provide reinsurance on all Credit Insurance policies sold between January 1, 1996 and December 31, 1998. During 1999, IHL will reinsure all of the risk on the Credit Insurance products sold by its agents to Munich and Reliastar. As explained above, some of these risks will also be reinsured to Life Investors, Bankers Life and AUL.
          Regulation of Insurance. The business of IHL is subject to regulation and supervision by the insurance regulatory authority of each state in which IHL is licensed to do business. Such regulators grant licenses to transact business; regulate trade practices; approve policy forms; license agents; approve certain premium rates; establish minimum reserve and loss ratio requirements; review form and content of required financial statements; prescribe types and amounts of investments permitted; and assure that capital, surplus and solvency requirements are met. Insurance companies can also be required under the solvency or guaranty laws of most states in which they do business to pay assessments up to prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. They are also required to file detailed annual reports with supervisory agencies, and records of their business are subject to examination at any time. Under the rules of the National Association of Insurance Commissioners (the "NAIC"), a self-regulatory organization of state insurance commissioners, insurance companies are examined periodically by one or more of the regulatory authorities.
      Domiciled in the Commonwealth of Kentucky, IHL is licensed by the Kentucky Department of Insurance and is subject to its examination and regulations. The quadrennial audit was completed during 1998 for the three years ending December 31, 1998. Other than three minor accounting entries regarding reporting of EDP equipment, general expenses and receivables, the Examination Report contains no recommendaitons and no adjustments were made to the statutory financial statements.
      In December of 1992, the NAIC adopted a "Risk Based Capital for Life and/or Health Insurers Model Act" (the "Model Act") which was designed to identify inadequately capitalized life and health insurers. The Model Act defines two key measures: (i) adjusted capital, which equals an insurer's statutory capital and surplus plus its asset valuation reserve, plus one-half its liability for policyholder dividends ("Adjusted Capital") and (ii) authorized control level risk based capital ("RBC"). RBC is determined by a complex formula which is intended to take into account the various risks assumed by an insurer. Should an insurer's Adjusted Capital fall below certain prescribed levels (defined in terms of its RBC), the Model Act provides for the following four different levels of regulatory attention:
      "Company Action Level:" This level of review is triggered if an insurer's Adjusted Capital is less than 200 percent of its RBC. The insurer is required to submit a plan to the appropriate regulatory authority that discusses proposed corrective action. IHL's Adjusted Capital is more than 2.9 times the required amount.
      "Regulatory Action Level": This level of review is triggered if an insurer's Adjusted Capital is less than 150% of its RBC. The regulatory authority formally requires the insurer to submit an RBC plan, and performs a special examination of the insurer and issues an order specifying corrective actions. IHL's Adjusted Capital is more than 3.9 times the required amount.
      "Authorized Control Level": This level of review is triggered if an insurer's Adjusted Capital is less than 100% of its RBC. The regulatory authority is authorized to take whatever action it deems necessary. IHL's Adjusted Capital is more than 5.8 times the required amount.
      "Mandatory Control Level": This level of review is triggered if an insurer's Adjusted Capital falls below 70% of its RBC. The regulatory authority is required to place the insurer under its control. IHL's Adjusted Capital is more than 8.4 times the amount required.
      Since the Adjusted Capital levels of IHL currently exceed all of the regulatory action levels as defined by the NAIC's Model Act, the Model Act
currently has no impact on the     Company's operations or financial condition.
      Competition. The life insurance business is highly competitive. With the introduction of universal life and other interest sensitive products in recent years, competition with other financial institutions has increased. The industry includes both stock and mutual companies, including some of the largest financial institutions in the United States. While IHL is responsive to the current economic environment, the life insurance market is relatively volatile, and IHL's operating results may vary with those conditions.
      IHL differentiates itself through its marketing techniques, product features, customer service and reputation. IHL maintains its competitive position by its focus on areas which have historically proven profitable. Those areas include single premium pre-need products, modal premium final expense products, traditional whole life products, mortgage protection products and level term products. IHL's competitive position is maintained by its ability to provide quality customer service throughout the distribution system. Other competitive strengths include IHL's asset/liability management system, a quality investment portfolio which provides liquidity and IHL's non-leveraged financial position.
      The business of IHL is not seasonal.
      Dividend income from the Insurance Subsidiary for 1998 amounted to approximately $503,988.
      Other Subsidiaries. IHP does job printing for IHL as well as numerous unaffiliated sources. This includes the printing of the application forms and other office forms required by IHL.
      While the income from IHP is not a significant factor in the Company's overall business, a number of significant changes were made during 1994 and the Company experienced continued growth and improved profitability during the last three years. However, revenues from IHP continued to be less than one percent of the Company's total revenue for 1998.
      As anticipated the formation and operation of FSG generated additional revenue to the Company. Although this additional revenue is not a significant factor in the Company's overall business, FSG experienced growth in its second year of operations with revenues of $282,000 in 1996 compared to $171,000 in 1995. The growth pattern continued during 1997 with revenues of $370,000 as compared to $282,000 in 1996. Even considering this growth, revenues from FSG will continue to account for less than one percent of the Company's total revenue for 1997. See Schedule II.
      Additionally, the Company earns fees for other services performed for the Insurance Subsidiary. The fees are paid by the Insurance Subsidiary for the necessary supervision and coordination required to provide a common policy for all the companies. The supervision results in a coordination of contracts with the various independent agents, common sales brochures, and a savings to each company in the area of printing and purchasing. The Company purchases blanket fidelity bonds to include employees of all subsidiary companies at a savings when compared to purchases made by individual companies. The group life, hospitalization, and the retirement programs for the various companies are also administered by the Company. These fees are not significant to the Company's total revenue. The Company also has revenue from other investments, but it is not a significant factor in its business.
(b) Material Changes and Developments
      There were no material changes in the Company's holdings during the year 1998. While changes in the life insurance business can be dramatic, new product development and innovative sales methods must be ongoing to meet the current economic times. IHL, however, believes that growth from increased sales is directly related to the constant attention paid to revising and selling the products developed by IHL.
      Ordinary Production.     IHL is working diligently to increase ordinary
product sales. The largest increase in this area has been the final expense and prearranged funeral sales. Final expense sales include the sale of lower face amount ordinary life insurance products, the purpose of which is to pay the insured's final expenses. Prearranged funeral sales includes the sale of modal premium and single premium ordinary life policies which are sold to fund a specific prearranged funeral contract.
      Since 1993 IHL has continued to expand its marketing capability in this area. As a result, IHL steadily increased sales of preneed products. During 1997 IHL continued to increase its marketing operations and to expand into new states, including but not limited to, Tennessee, Indiana, Illinois, Kansas, South Carolina and Georgia and experienced growth in premium production of approximately 27% in the prearranged funeral market during 1997 over 1996, $21,104,000 compared to $16,681,000.
      During 1998, the Company focused on increasing its market share in existing states and expanding into some new areas, including Arkansas. Even though single premium growth was anticipated to be 12-15%, when combining ordinary life, group life and individual annuities, actual growth was 11%. Single premium production for these lines of business was $23,413,000 for 1998 compared to $21,102,00 for 1997 and IHL anticipates continued growth in this segment of approximately 12-15% during 1999.
       Credit Insurance.   IHL has marketed and sold Credit Insurance since
1966. Realizing the significant contribution of our financial marketing group, which was successful in increasing IHL's Credit Insurance production to record levels during the late 1980's and early 1990's, and realizing the significant relationship our employees have developed with the financial institutions in the Commonwealth of Kentucky, the Company formed FSG. During 1995, FSG marketed Franklin Life Insurance Company's ("Franklin") Credit Insurance products.
      In December 1995, Franklin exited the market and IHL entered into a reinsurance agreement with Connecticut General under the terms of which all of the risk on all Credit Insurance policies sold by IHL would be reinsured with Connecticut General.
      Since 1996 FSG has marketed IHL's Credit Insurance products and will continue to do so in 1999. However, during 1999 all of the risk on all Credit Insurance policies sold by IHL will be reinsured with Munich and Reliastar. In addition, FSG is responsible for marketing products for unaffiliated companies to financial institutions including Individual Disability (Illinois Mutual Life and Casualty Company), Involuntary Unemployment Insurance (Vesta Fire Insurance Corp.), and GAP, which covers the excess of the loan amount over the value of the collateral if the collateral is a total loss (General Electric Capital Assurance Company). IHL was not a direct writer of any of these products during 1998.
      FSG also marketed IHL's mortgage protection products, and IHL anticipated growth of approximately 20% in this segment of its business due to the marketing
efforts of FSG.   IHL's management anticipates steady growth in this segment during 1999 due to FSG's efforts.
      Actual growth in 1998 was approximately 25.5%. Premium production in this area increased $535,663, from $2,076,752 in 1997 to $2,612,415 in 1998.
Management anticipates an increase of approximately 20% during 1999.
      Employees. The Company does not have any employees. The Company's officers perform various functions described in item 9(a) above; however, they are not paid a salary by the Company for performing such functions. The number of persons employed by IHL is 107. The number of active independent contractual agents of IHL is 2,188. Management of IHL considers its relationship with the employees and agents to be satisfactory.
Item 2.  Properties
      The Company owns no real estate, but the Company and the printing company rent office space from IHL. The total rental fee is $883 per month. The printing equipment and machines in the print shop, owned by the printing subsidiary have a net book value of $38,501.
Item 3.  Legal Proceedings
      There are no legal proceedings to which the Registrant is a party.
Item 4.  Submission of Matters to a Vote of Security Holders
          None.

                                    PART II
Item 5.  Market for the Registrant's Common Stock and Related Security Matters
      (a) The information relative to the market value of the Company's stock appears on the inside back cover in the Annual Report to the Stockholders for the year ended December 31, 1998, and is incorporated herein by reference.


      (b)  Approximate Number of Equity Security Holders
                (A)                           (B)
                                          Number of
                                          Holders
            Title of Class               of Record 12-31-98
            Common Stock                     2,370

      (c)  Dividends
      Kentucky Investors, Inc., paid dividends totaling $440,800 to stockholders in 1998 representing a $.38 per share. The 1999 cash dividend to be paid April 9, 1999, to stockholders of record March 26, 1999 is $.38 per share.

Item 6.  Selected Financial Data
      Selected financial data for the past five years appears on page 28 in the Annual Report to the Stockholders for the year ended December 31, 1998, and is incorporated herein by reference.
Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
      Management's Discussion and Analysis of financial condition and results of operations appears on pages 10 - 21in the Annual Report to the Stockholders for the year ended December 31, 1998, and is incorporated herein by reference.
Item 8.  Financial Statements and Supplementary Data
     The financial statements and notes appear on pages 24 - 27 and 34 - 47 in the Annual Report to Stockholders for the year ended December 31, 1998 and are incorporated herein by reference. See Part IV, Item 14.
Item 9.  Disagreements on Accounting and Financial Disclosure
      None.
                                    PART III
Item 10. Directors and Executive Officers of the Registrant
      (a)     The Executive officers and directors of the Company are:
Name, Position & Year                             Family
Became Officer/Director    Age               Relationship
Harry Lee Waterfield II  55
Chairman of the Board,
President/1963

Jimmy R. McIver          47
Treasurer/1988

Nancy W. Walton         59                        Sister of
First Vice                                        Harry Lee
President/1988                                   Waterfield II

Robert M. Hardy, Jr.    41                        Nephew of
Director, Vice President                          Harry Lee
and General                                       Waterfield II
Counsel/ 1988

Howard L. Graham         64
Vice President
Corporate Services
1989

Wilma Yeary              67
Secretary/ 1989

Jane S. Jackson          44
Asst. Secretary
1989

Helen S. Wagner          62
Director/ 1986

Gordon Duke              53
Director/ 1991

H. Glenn Doran           73
Director/ 1963

Jerry F. Howell          85
Director/ 1963

Jerry F. Howell, Jr.    57                             Son of Jerry
Director/ 1983                                         F. Howell

David W. Reed            45
Director/ 1982


      (b) Each of the Directors has occupied the position indicated for a period of more than five years. Information regarding the business experience of the Directors who are not officers of the Company is shown on pages 2 and 3 of the Proxy Statement of the Annual Meeting of Shareholders to be held on May 13, 1999, and is incorporated herein by reference.
      There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any Director or Executive Officer during the past five years.
      Officers are appointed annually by the Board of Directors at the Board meeting immediately following the Annual Meeting of Shareholders. There are no arrangements or any understandings between any officer and any other person pursuant to which the office was selected.
Item 11.  Executive Compensation and Transactions
      Information regarding compensation of executive officers and transactions with executive officers and directors is not restated in this Annual Report because the response to this item is shown on page 4 of the Proxy Statement for the Annual Meeting of Shareholders to be held May 13, 1999 and is incorporated herein by reference.
Item 12. Security Ownership of Certain Beneficial Owners and Management Security ownership by Officers, Directors, and management, is not restated
in this Form 10-K because the response to this item is shown on pages 3 and 4 of the Proxy Statement for the Annual Meeting of Stockholders to be held May 13, 1999, and is incorporated herein by reference.
Item 13.  Certain Relationships and Related Transactions
      Certain relationships and related transactions are shown on page 5 of the Proxy Statement for the Annual Meeting of Stockholders to be held May 13, 1999, under the heading "Certain Relationships and Related Transactions" and are incorporated herein by reference.
                                     PART IV
Item 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K
      (a)1. Financial Statements incorporated herein by reference in Item 8 to the Company's Annual Report to Stockholders for the year ended December 31, 1998 (pages 24 - 28 and 30 - 33) filed as Exhibit 1:
          Consolidated Balance Sheets -- December 31, 1998 and 1997
      For each of the three years in the period ended December 31, 1998:
          Consolidated Statements of Income
          Consolidated Statements of Stockholders' Equity
      Consolidated Statements of Cash Flows
          Notes to Consolidated Financial Statements
      (a)2.  Consolidated Financial Statement Schedules
      Schedule II -- Condensed Financial Information of Registrant
      The financial statements and schedules of Investors Heritage Life Insurance Company, as incorporated by reference in its Annual Report on Form 10-K filed with the Securities & Exchange Commission for the year ended December 31, 1998, are incorporated herein by reference.
      All other schedules have been omitted as not applicable, not required, or the required information has been included in the financial statements, notes thereto, or are incorporated herein by reference to the Annual Report on Form 10-K of Investors Heritage Life Insurance Company for the year ended December 31, 1998.
      (a)3.  Listing of Exhibits
      Exhibit 1 - Annual Report to the Stockholders for the year ended December 31, 1998.*
      Exhibit 3.1-- Articles of Incorporation of the Company, as amended.
      Exhibit 3.2-- By-Laws of the Company, as amended. (Incorporated by reference as Exhibit 3.2 of the Company's Annual Report on Form 10-K/A-1 for the year ended December 31, 1994.)
      Exhibit 11--  Statements re Computation of Per Share Earnings.**
      Exhibit 23 - Consent of Independent Auditors.
      Exhibit 27 _ Financial Data Schedule.
      *The material included in this Report shall not be deemed to be "filed" with the Commission or otherwise subject to the liabilities of Section 18 of the Act, except to the extent that this registrant specifically incorporates it in its Annual Report on this Form 10-K by reference.
      **Exhibit 11 is not restated in this Form 10-K because the information required is contained in Note A to the Consolidated Financial Statements, "Common Stock and Earnings per Share", on page 37 of the Annual Report to the Stockholders for the year ended December 31, 1998, and is incorporated herein by reference.
      (b)  Reports on Form 8-K
      No filing of Form 8-K was made in 1998.
      (c)  See Item 14(a)(3) above.
      (d) Financial Statement Schedules - The response to this portion of Item 14 is submitted as a separate section of this report.

                                   SIGNATURES
               Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized.
                        KENTUCKY INVESTORS, INC.



March 24, 1999                     /s/
   DATE                 BY:  Harry Lee Waterfield II
                        ITS: Chairman of the Board and President

               Pursuant to the requirements of the Securities Exchange Act of 1934, this report is signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.
/s/
Harry Lee Waterfield II
Chairman of the Board
and President
March 24, 1999

/s/
Robert M. Hardy, Jr.
Vice President and
General Counsel and Director
March 24, 1999

/s/
Jimmy R. McIver
Treasurer
March 24, 1999

/s/
Howard L. Graham
Vice-President
Corporate Services
March 24, 1999

/s/
Jerry F. Howell
Director
March  24, 1999

/s/
Gordon Duke
Director
March 24, 1999

Helen S. Wagner
Director

H. Glenn Doran
Director

David W. Reed
Director

/s/
Jerry F. Howell, Jr.
Director
March 24, 1999

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Kentucky Investors, Inc.

      We have audited the consolidated financial statements of Kentucky Investors, Inc. and subsidiaries listed in the accompanying Index to financial statements (Item 14(a)). Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kentucky Investors, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



/s/
Ernst & Young LLP

Louisville, Kentucky
March 24, 1999





                                   EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statement (Form S-8 NO. 33-46722-01) pertaining to the Kentucky Investors, Inc. and Affiliated Companies 401(k) Savings Plan and Trust Agreement and in the related prospectus of our report dated March 24, 1999, with respect to the consolidated financial statements and schedule of Kentucky Investors, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 1998.


/s/
Ernst & Young LLP
Louisville, Kentucky
March 24, 1999

              SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            KENTUCKY INVESTORS, INC.
                            CONDENSED BALANCE SHEET
               FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, 1996

                                    1998       1997        1996
                                   ------     ------      ------

Assets
  Cash and Cash
      Equivalents              $    52,484  $    36,866  $   36,943
  Investment in
      Subsidiary                34,106,966   29,878,589  26,071,120
  Other Assets                     180,487      291,583     221,215
                               -----------   ----------  ----------
                               $34,339,937  $30,207,038 $26,329,278
                               ===========  =========== ===========
Liabilities:
  Notes Payable
      to Subsidiary           $   431,035  $   538,794  $  646,554
  Other
      Liabilities                  48,753       50,398      65,600
  Deferred Taxes                1,635,414    1,531,026   1,459,351

  Stockholders'
      Equity
  Common Stock                    848,116      836,895     820,475
  Paid in Capital               3,442,248    3,384,061   3,374,615
  Unrealized
      Appreciation
      (depreciation)
      of available-
      for-sale
      securities of
      Subsidiary                6,392,746    4,043,101   1,510,225
  Retained
      Earnings                 21,541,625   19,822,763  18,452,458
                              ------------  ----------  -----------
Total Stock-
  holders'
  Equity                      $32,224,735  $28,086,820 $24,157,773
                              -----------   ----------  ----------
                              $34,339,937  $30,207,038 $26,329,278
                              ===========  =========== ===========

          SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                  (CONTINUED)
                            KENTUCKY INVESTORS, INC.
                         CONDENSED STATEMENTS OF INCOME
               FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, 1996

                                    1998       1997        1996
                                   ------     ------      ------

     Income
  From printing
      services to:


      Affiliated
         companies            $    302,051 $   361,013 $   369,143
      Others                       140,797     116,328     143,295

  Realized Gain/Loss
      on Investments                 3,700          64
  Other services
      to subsidiary                203,146     190,478     158,285
  Dividends from
      subsidiary                   505,679     505,636     505,635
  Interest and
      other income                 301,712     228,880     165,687
                              ------------  ----------    --------
                                $1,457,085  $1,402,399  $1,342,045

Operating
  Expenses                         628,637     649,917     655,308
                              ------------  ----------  ----------
  Operating
      income before
      equity in
      undistributed
      earnings of
      subsidiary              $   828,448   $  752,482  $  686,737

  Equity in
      undistributed
      earnings of
      subsidiary for
      the year                $1,395,689    $  960,070  $  581,882
                              ----------     ---------   ---------

  Income before
      provision for
      income taxes            $2,224,137    $1,712,552  $1,268,619
                              ----------     ---------  ----------
  Provision for
      Income Taxes
      Current                 $   144,000   $   118,000  $  76,000
      Deferred                    105,000        72,000     46,000
                              -----------    ----------  ---------
                              $   249,000   $   190,000 $  122,000
                              -----------   ----------- ----------
Income before
  cumulative
  effect of
  accounting
  change                      $1,975,137    $1,522,552  $1,146,619
Cumulative
  effect of
  accounting
  change                      $      -0-    $      -0-  $      -0-
                              -----------    ----------  ---------
Income                        $1,975,137    $1,522,552  $1,146,619
                              ==========    ==========  ==========
Earnings Per
  Share                       $     2.34    $     1.84  $     1.41
                              ==========    ==========  ==========

          SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                  (CONTINUED)
                            KENTUCKY INVESTORS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, 1996

                                    1998       1997        1996
                                   -----      ------      ------

  NET CASH
  PROVIDED
  BY OPERATING
  ACTIVITIES                  $   592,177  $   548,483 $   538,549
                              ----------- -----------  -----------

FINANCING
  ACTIVITIES
  Decrease in
      Notes
      Payable                 $  (107,759)  $(107,760)$  (101,200)
  Dividends                      (440,800)   (440,800)   (440,800)
  Acquisition of Treasury Stock   (28,000)
                              ------------   ----------- ----------

CASH USED BY
  FINANCING
  ACTIVITIES                  $  (576,559)  $(548,560)  $(542,000)
                              ----------- -----------  ------------
INCREASE
  (DECREASE)
  IN CASH                     $    15,618   $     (77)  $  (3,451)

Cash and Cash
  Equivalents
  at beginning
  of year                     $    36,866 $     36,943  $   40,394
                              ----------- ------------   ----------
CASH AND CASH
  EQUIVALENTS
  AT END OF
  YEAR                        $    52,484 $     36,866  $   36,943
                              ============ ============  ==========

1998 ANNUAL REVIEW
INVESTORS HERITAGE
LIFE INSURANCE COMPANY
KENTUCKY INVESTORS, INC.

TABLE OF CONTENTS

Frankfort's Historical Sites            2
Mission and Strategy Statement          4
Letter to our Shareholders              5
Management's Discussion and Analysis    10
Board of Directors                      22
Corporate Officers                      23

Kentucky Investors, Inc.

     Consolidated Financial Statements  24
     Selected Financial Data            28
     Report of Independent Auditors     28

Investors Heritage Life Insurance Company

     Selected Financial Data            29
     Report of Independent Auditors     29
     Consolidated Financial Statements  30

Notes to Consolidated Financial Statement    34
Stock Prices and Annual Meeting         48



Photos by Lucy Carol Johnson

Many of the Investors Heritage Life Insurance Company employees are shown in pictures taken at eleven points of interest in Frankfort, Kentucky. These historical sites are briefly described in order of appearance in the Annual Review. When in Frankfort we hope you will visit these and many other sites of interest and historical significance.

Old State Capitol
The Old State Capitol building was designed by Gideon Shyrock and built between 1827-1830, introducing the Greek Revival style west of the Appalachians. Inside stands a self-supporting stone stairway. It served as the state capitol from
1830-1910.   This was the only pro-Union state capitol occupied by the
Confederate Army. After a bitterly contested election, Governor William Goebel was shot and killed by an assassin on the Capitol lawn in 1899. Garth K. Ferguson, the maternal grandfather of Harry Lee Waterfield II, Nancy Waterfield Walton, and RoseGayle Waterfield Hardy, was a Senate page and his father a Senator at the time of the assassination.

Old Governor's Mansion
When Kentucky was admitted to the Union in 1792 there was no executive residence. Isaac Shelby, the first Kentucky Governor, lived in a log cabin. Construction on this home was begun in 1797 and finished in time for the second governor, James Garrard. In 1956 the house was designated as the official residence of the Lieutenant Governor of Kentucky. The patio and rose garden were added during the early 1970's. Our founder, Harry Lee Waterfield was the first Lt. Governor to reside in the Old Mansion. He and his family lived there during his two terms from 1956 - 1959 and 1963 -1967. The Old Mansion is the oldest executive residence still in use in the United States. It was occupied two years before the White House.

Liberty Hall
This Federalist style house was built in 1796 for Kentucky's first Senator, John Brown. Brown was a member of the Virginia Legislature and the Old Congress before statehood. He served in the U.S. Senate from 1792-1805. He was a soldier under Washington and an aide to Lafayette. In 1810 his wife, Margaretta, started the first Sunday School west of the Alleghenies in the garden which became the First Presbyterian Church. Four generations of Browns lived in the house.

First Presbyterian Church
The Church was organized in 1815 as an outgrowth of the Sunday School begun in 1810 by Margaretta Brown. The present Gothic building was built in 1849. Although the building was not completed, it was opened for service for visiting President-elect, Zachary Taylor.

Orlando Brown House
This Greek Revival house was designed by Kentucky architect, Gideon Shyrock, for the second son of John Brown. The house was built in 1835 and three generations of Browns lived in the house until 1945.

Singing Bridge
The Singing Bridge spans the Kentucky River linking Bridge Street and St. Clair in downtown Frankfort. The steel bridge was built in 1893 to replace a covered wooden bridge. The open grate floor creates a variety of musical pitches depending on the weight and speed of traffic; thus the St. Clair Street Bridge is known as the "Singing Bridge".

Executive Mansion
The Executive Mansion was built in 1912 and the exterior was modeled after Marie Antoinette's villa near the Palace of Versailles. Twenty-two Kentucky Governors have lived in the Mansion. It was renovated to its original Beaux-Arts style between 1980-1984, including the formal garden in front.

Kentucky Military History Museum
Kentucky constructed the Old State Arsenal in 1850. It stands on a cliff overlooking the Kentucky River. The Arsenal was converted to Military History Museum in 1973.

Daniel Boone Memorial
Daniel Boone was born in Pennsylvania in 1734 and raised in Yadkin County, North Carolina. He explored Eastern Kentucky and the Bluegrass Region between 1767-1771. He worked to open a road between Holston Valley, Tennessee, and Boonesborough, Kentucky, to aid in immigration promoted by the Transylvania Company. He moved to Missouri with his wife in 1799 where he died in 1820. He and Rebecca were re-interred in the Frankfort Cemetery in 1845. The Frankfort Cemetery was incorporated in 1844 and is Kentucky's original rural cemetery.

Kentucky Vietnam Memorial
The Memorial was built in 1988 to honor the more than 125,000 Kentuckians who served in Vietnam. The name of each of the 1,065 Kentuckians who died in the war is located so that the shadow of the sundial touches each name on the actual anniversary of his death. The names of the 22 missing in action or prisoners of war are placed in front of the sundial where the shadow never falls, paying special tribute to their personal agony and symbolizing our continued vigil for their return.

Bibb-Burnley House
This house stands on the site of the first house lived in on Wapping Street. It was built in 1786. Lt. John B. Bibb, who served during the War of 1812, bought the property and built the present house in 1845. He served as representative from Logan County from 1827-1828 and in the Senate from 1830-1834. Bibb was an amateur horticulturist and developed the Bibb variety of lettuce here.

Executive Department pictured at the Old Capitol.
Jill Greenlief '89, Rob Hardy '87, Harry Lee Waterfield II '61, Whitney Waterfield '94, Jane Jackson '74;
Howard Graham '65, Mary Reynolds '90, Raymond Carr '72, Ron Johnson '84 and Wilma Yeary '63.

Financial Services Group & the Actuarial Department pictured at the Old Governor's Mansion.
Alan Davis '88, Kenya Eastman '84, Rob Goodin '88;
Julie Hunsinger '92, Will Graham '90, Bobby Russell '74, and Michael Dudgeon
'94.

Mission and Strategy
Statements

OUR MISSION

The mission of Investors Heritage Life Insurance Company is to provide quality life insurance products and services, and maintain financial strength for the benefit of our insureds, stockholders, agents and employees.

Investors Heritage Life Insurance Company is committed to achieving long-term financial objectives by implementing strategies to increase the volume and quality of insurance in force. We will improve the quality of the delivery system with programs to enhance the skills and timely response of marketing and support service functions.

OUR STRATEGY

The strategic plan focuses on timely product development, technology, education, communication, human resources practices, and market concentration as key elements to the attainment of financial objectives.

The overall strategy is to provide competitive products and superior quality services while improving productivity and job enrichment.

Benefits Department and Office Services pictured at Liberty Hall.
Missy West '99, Roland Herzel '91, Robin Bowman '83, Tammy Kull '89, Debbie Beach '76, Alice Taylor '93, Steve Wise '98,
Norman Dickerson '97, Thelma Vitug '96, Harold Minnis '61 and Suzanne Schodorf '93. Absent from picture Rodney Brooks '97, and Pat Porter '93.

LETTER TO OUR
SHAREHOLDERS

Agency Department pictured at the First Presbyterian Church.
Don Philpot '72, Marlene Terrell '84, Bob Ockerman '91, Lori Cook '96, David Clark '98, Stephanie Houghlin '98 and Louellen Stivers '87.

Investors Heritage Printing and the Accounting Department pictured at the Orlando Brown House.
Rick Calvert '94, Steve Riddle '78, Dale Cox '95, Phyllis Cornett '95; Cara Ballinger '88, Toni Hornback '88,
Dianne Rogers '82, Doug Hippe '65, Jimmy McIver '72, Susie Jones '84. Absent from picture Epp Williamson '78.

Hard work and successful implementation of our Business Plan over the past several years resulted in another successful year during 1998. Kentucky Investors, Inc. ("Kentucky Investors") and Investors Heritage Life Insurance Company ("Investors Heritage") (collectively the "Companies") had their best year ever in net gain from operations, with the exception of 1986, when two non-recurring transactions occurred. Kentucky Investors' net gain was $1,975,137 _ up 30% over year-end 1997. Investors Heritage's net gain from operations was $2,766,098 _ up 30% over a year ago.

Record Ordinary insurance sales were attained again in 1998. Single Premium Preneed sales increased 20%; Annual Pay Preneed sales were up 8%; Annual Pay Final Expense sales were up 10%; Mortgage Protection Single Premium sales sold through financial institutions were up 30%. Traditional Ordinary Life sales were up 9.6% with most of this increase from our Payroll Deduction Sales program. Overall, the core block of Ordinary Life business was up 14% during 1998. We have another ambitious goal for insurance sales during 1999, and the first two months of the year indicate the goals will be reached.

As a result of a strong economy and our continued concentration in the Credit Life and Credit Accident & Health Insurance market, Credit Insurance sales were up in 1998.

The Companies can report again this year that the asset quality is a very strong point in our operations. At year-end, 100% of fixed income assets were rated investment grade and only one small residential loan was more than ninety days past due.

As I have for the past ten years, I refer you to the Analysis of Asset Adequacy performed each year, even though we are only required to do so every three years. Each year Investors Heritage's Asset Adequacy Model has become more sophisticated and useful. As in prior years, the Analysis shows very favorable results.

A detailed report on activities of the Companies is presented in the Management's Discussion and Analysis on Pages 10-21 of this Annual Review. You are encouraged to carefully read the material.

Beginning with the 1995 Annual Review, we reported to stockholders that the Companies had addressed the Year 2000 issue (Y2K) facing all users of information services and computers. Again, I want to assure our stockholders and others who read this Annual Review that the Companies' systems are Y2K compliant. We began working toward a Y2K solution in 1988 while redesigning our overall data processing systems. During the past ten years we have upgraded and tested our systems and have been compliant since 1995.

We recently developed a web site for Investors Heritage. The address is www.investorsheritage.com. We hope our web site will provide information and assistance to current Investors Heritage associates, and will be a source of information for prospective new associates. Hopefully, stockholders will also find it interesting and informative. We have provided a great deal more information about our Company than most insurance companies provide. We believe it will help current and future clients (insureds and sales associates) become better acquainted with the Company and our service personnel.

The Companies have developed a strategic alliance with Family Assistance, Inc. to help provide at-need financing and accounts receivable management for our funeral home associates. We firmly believe that providing needed services for our sales associates is important. Through eighteen months of study and field testing, we determined that funeral homes need an outlet for quick financing for at-need funerals, and need a good system to assist in managing accounts receivables. The Family Assistance Program has been utilized by a number of firms for several months, and in December, 1998, we began presenting the Program to all our funeral home associates. This will enable them to cost effectively and quickly provide at-need financing, and it also gives them access to a successful program for managing accounts receivable. We believe this alliance will be a strong asset in our Preneed market.

Two new officers were named in 1998 to replace officers who are no longer with Investors Heritage Life Insurance Company.

On June 30, Clair Manson retired after eleven years of outstanding service to the Companies as Vice President and Chief Actuary. I had the pleasure of hiring Clair after a lengthy search for just the right person. His work for Investors Heritage was exemplary. He had an excellent actuarial mind and was able to explain matters so others of us could understand. He also enjoyed working with marketing personnel in developing products they wanted and could sell. Clair was succeeded by Julie Hunsinger who had been Assistant Vice President and Assistant Actuary since 1992. Julie has an outstanding actuarial background and experience in financial actuarial work. She also understands the importance of sales and is good at both creating ideas and listening to others to develop the best possible products and reporting systems.

John Simmons, who had done an outstanding job as Vice President, Financial Services (Credit Life and Credit Ordinary sales), resigned in 1997. John had overseen tremendous growth in our Financial Services Division and successfully managed the Division through considerable change in this segment of our business. John was replaced in 1998 by Michael F. Dudgeon, Jr., who is also a member of the Investors Heritage Board of Directors. Michael has been in Preneed sales management for Investors Heritage since December, 1994. He has a lifetime of understanding of the Companies' goals and has great ability to work with others, to analyze problems or opportunities, and find ways to address them. He continues to assist in Preneed matters, especially in South Carolina, a state that shows great promise in the Preneed Division.

We thank John and Clair for their great contributions to our Companies, and we wish Julie and Michael great success in their new responsibilities.

The pictures in this year's Annual Review are of most members of the home office administration staff and some of the marketing personnel. We are fortunate to have dedicated people who are building careers with the Companies. By each name is the year the employee was hired. Please note the large number of employees who have 10 or more years with the Companies. One of the key elements of our success is that the people who manage and administer the operations believe in the Companies and are investing their time and money in them. They also are aware of our history and understand and believe in our mission and goals. Hopefully, this understanding of the Companies helps us provide the service our clients deserve, and enables us to personalize our service in relationship to them. In turn, we believe this has translated into success for shareholders of the Companies.

As we rapidly approach the end of the 20th century and the Year 2000 arrives, we believe that Investors Heritage Life Insurance Company and Kentucky Investors, Inc. are well positioned to thrive in our ever-changing, competitive markets. We diligently look at what we do and how we do it; we constantly seek ways to improve and move forward. We have an outstanding Company with dedicated employees and sales associates. We are in attractive unique markets and believe that opportunities will exist well into the next century for continued development, growth and profitability.

We look forward to entering the 21st century with our stockholders, policyholders, and company associates _ remembering our founder's statement from our beginning in 1960, "We know where we are going; we invite you to go with us." After thirty-nine years of using this phrase, including me quoting it at various times since Mr. Waterfield's death in 1988, I believe it is time to alter his statement a bit. Because of the longtime ownership of the majority of our stockholders, the number of years that many of our employees and sales associates have been with us, and the strong relationships developed with our newest associates, I believe a more fitting statement now is, "We know where we are going; we are glad you are going with us."

On behalf of the Officers and Board of Directors of the Companies, I want to express our appreciation to the stockholders for your investment in and your relationship with the Companies, and look forward to our working together to continue to build a strong and viable organization.

Underwriting Department pictured at the Singing Bridge.
Norma Smith '69, Nancy Walton '66, Linda Tindall '86, Carolyn Monroe '86, Charlotte Moore '92 and Kathy Sexton '75.

Underwriting Department pictured at the Governor's Mansion (see photo top page
6)
Twina Keeton '96, Debbie Bright '71, Joyce Wright '91, Marti Smith '82, Rhodonna Redding '89, Alex Thompson '77, Judy Smith '98, Robert Lewis '98 (Claims).

Information Services pictured at the Kentucky Military History Museum. Mike Wood '85, April Rogers '93, Bill Leroy '94, Mary Lou Barnard '84, Lewis Rogers '87, Betty Barnard '70, Larry Lee '94.

Policy Services Department pictured at the Daniel Boone Memorial.
Colleen Hackney '86, David Marraccini '78, Sue Fields '98, Barbara Stratton '86, Linda Sims '85, Jane Wise '64, Gwyna Stormes '95, Barbara Hawkins '87, Flo Osborne '84.

Premium Accounting Department pictured at the Kentucky Vietnam Memorial. Martha Hammons '72, Michelle Johnson '99, Margaret Nichols '88,
Shirley Harrod '94, Michelle Meier '96.

Credit Life Accounting & Human Resources pictured at the Bibb-Burnley House. Angie Smith '99, Bonnie Conquest '95, Vicky Harrod '96, Jennifer McClain '80, Joyce Courtney '75, Peggy Kays '67.

MANAGEMENT'S
DISCUSSION AND ANALYSIS
EXPANSION

For the last several years Investors Heritage Life Insurance Company ("Investors Heritage") has been expanding its market share in the preneed funeral market. The result has been consistent growth in almost all of the states that were targeted for expansion. Investors Heritage Financial Services Group, Inc. ("Financial Services Group") a wholly owned subsidiary of Kentucky Investors, Inc. ("Kentucky Investors") continues to operate under marketing agreements with Investors Heritage and other unaffiliated insurers. This has proven to be successful and enabled Financial Services Group and Investors Heritage to continue utilizing their expertise in the marketing and administration of credit insurance products. Further, through Financial Services Group, Investors Heritage is able to offer products such as mortgage protection and ordinary life insurance through financial institutions.

FINANCIAL STRENGTH

The quality of our investment portfolio and the current level of shareholders' equity of Kentucky Investors and Investors Heritage continue to provide a sound financial base as we strive to expand our marketing system to offer competitive, quality products. Please see INVESTMENTS, LIQUIDITY AND FUND RESTRICTIONS for a more detailed discussion.

BUSINESS SEGMENTS

Prior to 1998 segment data was presented on an "industry approach" in accordance
with Financial Accounting Standard Board (FASB) Statement No. 14.   FASB
Statement No. 131 became effective for 1998 and superceded Statement No. 14. Statement No. 131 requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of its business units. The segment data that follows has been prepared in accordance with Statement No. 131. Accordingly, 1997 and 1996 data have been restated to comply with this new FASB Statement. The former "Life and Annuity" segment has been divided into two areas, "Preneed and Burial Products" and "Traditional and Universal Life Products." The former "Credit Life" segment is now "Credit Insurance Products and Administrative Services" and the former "Corporate" segment is now "Corporate and Other"." Please refer to the Notes to the Consolidated Financial Statements for additional information regarding segment data.

REVENUES

Overall revenues were $57,461,000, $52,497,000 and $47,780,000 in 1998, 1997 and
1996, respectively for Investors Heritage. The increases were due primarily to our growth as a provider of quality preneed products, growth in invested assets due to increased sales in the preneed and burial products and our market expansion of traditional life and credit insurance products with financial institutions. A discussion of the changes follows. Additionally, Investors Heritage has experienced steady growth in Net Investment Income which increased 9% or $1,181,000 in 1998 from 1997. The 1997 increase over 1996 was 12% or
$1,429,000.

PRENEED & BURIAL PRODUCTS

The preneed and burial segment includes both life and annuity products sold by funeral directors or affiliated agents to fund prearranged funerals.

Revenues for the Preneed & Burial business segment were 12% or $4,324,000 higher in 1998 than 1997. The 1997 increase over 1996 was 11% or $3,782,000.

Insurance sales exceeded production goals set for 1998 by approximately 5%. Actual production increased approximately 13% in 1998 over 1997, due to marketing expansion in single premium preneed products. New premiums collected during 1998, 1997 and 1996 were $23,818,000, $21,168,000 and $16,681,000, respectively. During 1998, Investors Heritage targeted thirteen states for developing new accounts. Eighty percent of that goal was reached. Additionally, Investors Heritage entered into a contractual relationship with nineteen new accounts in two untargeted two states. This resulted in the goal being exceeded by seven percent.

Premium production remains strong in North Carolina. However, due to the successful expansion of our marketing operation noted above, preneed premiums from North Carolina agents accounted for 42% of the total preneed premiums collected in 1998 compared to 46% for 1997. Premium collections from Kentucky were 25% of the total for 1998 and 19% for 1997. Other states showing significant gains were Georgia, Indiana, South Carolina and West Virginia. Management plans to continue to develop the preneed funeral market and anticipates increases in single premium production for 1999 over 1998 in the range of 8-12%.

Increase in Net Investment Income earned by preneed and burial products also contributed to the overall increase in Revenues. Net investment income increased 14% in 1998 compared to 1997 and 20% in 1997 compared to 1996. Net investment income did not increase as significantly in 1998 compared to 1997 due to the decline in interest rates on investments under current market conditions.

Kentucky Investors, Inc. has contracted with a firm that provides an at-need financing program and an accounts receivable/cash management system for funeral homes. This program will be offered to existing Preneed funeral home clients as well as funeral homes that do not currently sell the Investors Heritage Preneed insurance products. New preneed accounts are anticipated as a result.

TRADITIONAL & UNIVERSAL LIFE PRODUCTS

This segment includes traditional life and group life insurance products, annuities (primarily qualified) and universal life products. This will continue to be a sales division within Investors Heritage.

Revenues for 1998, 1997 and 1996 were $14,146,000, $13,950,000 and $13,454,000, respectively. New premiums collected during 1998, 1997 and 1996 were $3,663,000, $4,073,000 and $4,244,000, respectively. The decrease in premiums results from the emphasis being placed on single premium production. Net investment income for this segment increased 3% in 1998 compared to 1997 and 6% in 1997 compared to 1996. The increase in net investment income was not as significant in 1998 compared to 1997 due to the decline in premium production and the decline in interest rates on investments under current market conditions.

Product updates are anticipated for the more traditional lines offered by Investors Heritage. Estate planning sales for funeral directors and their families is a marketing unit within the traditional life division and the Investors Heritage business plan includes expansion of this unit during 1999.

Financial Services Group will also continue to market traditional insurance products of Investors Heritage through banks and other financial institutions.

CREDIT INSURANCE PRODUCTS & ADMINISTRATIVE SERVICES

This segment includes the marketing and administration of credit life and credit accident & health insurance products (respectively "Credit Life" and "Credit A&H", and collectively "Credit Insurance").

Credit insurance premiums written during 1998, 1997 and 1996 were $17,385,000, $13,683,000 and $8,739,000, respectively. All of the related underwriting risk is being reinsured 100% with major, well-known life companies. In addition, Financial Services Group has obtained reinsurance relationships for Investors Heritage with three other companies. Each of these agreements generates marketing and retention fees, but not administration fees.

Revenues for this segment are $307,000, $152,000 and ($330,000) for 1998, 1997 and 1996, respectively. As anticipated, revenues from the Credit Insurance segment were negative in 1996 because policies written and insured by Investors Heritage in 1994 and 1993 that were cancelled prior to maturity, required refunds of unearned premiums.

CORPORATE & OTHER

This segment consists of corporate accounts measured primarily by stockholders' paid-in capital, contributed surplus, earned surplus, property and equipment, investments in affiliates and other minor business lines which include group annuities and group and individual accident and health products.

Revenues from this segment were $1,689,000 in 1998, $1,400,000 in 1997 and $1,443,000 in 1996. The most significant reason for the increase in revenues during 1998 was a $209,000 realized capital gain. Realized losses occurred during 1997 and 1996.

Prior to 1997, most of the accident and health business produced by this segment related to assumed business. During 1996, Investors Heritage stopped assuming policies sold in connection with this reinsurance agreement. Accordingly, revenues (net of realized gain/loss activity) have declined.

OPERATING RESULTS

Investors Heritage's Net Income for 1998 increased $640,000 or 30% from 1997 and for 1997 increased $525,000 or 33% from 1996. Kentucky Investors' Net Income for 1998 increased $453,000 or 30% from 1997 and for 1997 increased $376,000 or 33% from 1996.

Earnings per share were $3.06, $2.36 and $1.78 for 1998, 1997 and 1996, respectively for Investors Heritage. Earnings per share were $2.34, $1.84 and $1.41 during the same periods for Kentucky Investors.

PRENEED & BURIAL PRODUCTS

Pre-Tax Income (Income from Operations Before Federal Income Tax) for this business segment of Investors Heritage was $2,579,000, $2,524,000 and $913,000 for 1998, 1997 and 1996, respectively. The increase in Pre-Tax Income in 1998 and 1997 when compared to 1996 is the result of actively managing its investment portfolio and reduced levels of relative policyholder benefits and expenses related to in force business. However, current market conditions, including competitive pricing for this segment and the low interest rate environment continue to narrow profits generated from new sales.


TRADITIONAL & UNIVERSAL LIFE PRODUCTS

Pre-Tax Income for this segment was $1,343,000, $852,000 and $1,528,000 in 1998,
1997 and 1996, respectively. Higher than expected unreinsured claims and expense levels in 1997 reduced Pre-Tax Income considerably. 1998 and 1996 were close to projections for revenues and expenses.

CREDIT INSURANCE PRODUCTS & ADMINSTRATIVE SERVICES

Pre-Tax Losses were $395,000, $666,000 and $579,000 for 1998, 1997 and 1996.
Losses have been generated by the run-off of Credit Insurance and the related deferred acquisition costs amortization. In 1999, this line's performance should improve due to the growth of the income from fully reinsured business and reduced amortization from run-off business.

CORPORATE & OTHER

Pre-Tax Income (Loss) for this segment was $333,000, ($7,000) and ($306,000) for 1998, 1997 and 1996, respectively. Realized gains of $209,000 allocated to this segment during 1998 were the primary reason for the improvement in Pre-Tax Income.

INVESTMENTS, LIQUIDITY AND FUND RESTRICTIONS

The investment portfolio of Investors Heritage continues to provide financial stability. It is management's opinion that Kentucky Investors and Investors Heritage have adequate cash flows both on a long-term and short-term basis as evidenced by the Consolidated Statements of Cash Flows presented in this Annual Review. Investors Heritage's internal cash flows are derived from insurance premiums and investments. The cash flows of Kentucky Investors are derived from the dividends paid to it by Investors Heritage, Financial Services Group and Investors Heritage Printing, Inc. ("Heritage Printing"). Management anticipates these cash flows to experience steady growth due to improved profitability of all three companies.

During 1998, Financial Services Group's fourth full year of operation, revenues were $452,000 up 22% or $81,000 compared to 1997, and dividends in the aggregate amount of $171,000 were paid to Kentucky Investors. Revenues from Heritage Printing were $456,000 in 1998, down 5% compared to $482,000 in 1997, and Heritage Printing paid $10,000 in dividends to Kentucky Investors in 1998. Management of Heritage Printing will continue to work to improve revenues from unaffiliated sources as well as to provide printing services for Investors Heritage. Revenues from these sources constitute less than 1% of Kentucky Investors' overall Revenues in 1998 and management is working on the continued growth and profitability of both Financial Services Group and Heritage Printing.

Management is not aware of any commitments or unusual events that could materially affect Kentucky Investors' or Investors Heritage's capital resources. Further, there is no long-term or short-term external debt. Other than the items disclosed in Note H to the Consolidated Financial Statements and the increased regulatory reporting requirements which generally increase administrative expenses, management is not aware of any current recommendations by any regulatory authority which if implemented would have any material effect on Investors Heritage's liquidity, capital resources or operations.

Management does not perceive a need for any external financing and there are no plans to acquire same. However, Kentucky Investors and Investors Heritage will continue to explore various opportunities including corporate reorganizations, acquisitions and purchasing blocks of business from other companies, which may dictate a need for either long-term or short-term debt. There are no restrictions as to use of funds except the restriction on Investors Heritage as to the payment of cash dividends to shareholders which is discussed in more detail in Note G to the Consolidated Financial Statements.

Since inception, Investors Heritage has maintained a sound, conservative investment strategy. A pie chart showing the Distribution of Invested Assets is on page 15. Investors Heritage's fixed income portfolio of public bonds is managed by an independent portfolio manager, Charter Oak Capital Management, Inc. ("Charter Oak"). As of December 31, 1998, 86% of Investors Heritage's total invested assets are managed by Charter Oak pursuant to specific investment guidelines which have been approved by the Board of Directors. Since the inception of Investors Heritage's relationship with Charter Oak, the primary objectives have been to maintain the quality and integrity of the fixed income portfolio while improving the total return on investments. These goals have been accomplished by methodically diversifying the portfolio over the last 10 years.

DISTRIBUTION OF INVESTED ASSETS GRAPH

A pie chart appears on this page showing the Distribution of Invested Assets for all of the assets of Investors Heritage Life Insurance Company. The chart shows the following breakdown: Fixed Maturities: 86.4%; Contractual Obligations of
Affiliates: 0.2%; Investments in Affiliates: 0.8%; Equity Securities 1.5%; Short Term Investments: 0.5%; Policy Loans: 3.2%; Other Long Term Investments:
0.2%; Mortgage Loans-R.E.:  7.2%.

The fixed income portfolio is diversified among sectors. The market value and the Standard & Poor's average quality rating of this portfolio as of December 31, 1998 are $193.9 million and AA, respectively. At year-end 1998 the fixed income portfolio was allocated as follows: 53.7% - corporate; 12.0% - government; 19.7% - mortgage-backed securities; 9.2% - foreign; 4.3% - asset backed securities; and 1.1% - states and political subdivisions. Within the corporate bond sector, the portfolio is also diversified with 38.0% of that sector invested in bank and finance, 46.4% in industrial and miscellaneous, and 15.6% in utilities. Pie charts showing the Distribution of Fixed Income Assets and Distribution of Corporate Bonds are located on page 16 and 17.

The fixed income portfolio also includes $38.2 million (at fair value) of mortgage-backed securities ("MBS") which represents 17% of total invested assets and 20% of the fixed income portfolio. Mortgage-backed securities add value to the portfolio and Charter Oak has provided the expertise to purchase MBS with the confidence that the credits have been properly analyzed and that the investment properly suits the asset and liability needs of Investors Heritage.

DISTRIBUTION OF FIXED INCOME ASSETS GRAPH

A pie chart appears on this page showing the Distribution of Fixed Income Assets. The chart shows the following breakdown: Corporate: 53.7%;
Government: 12.0%; Mortgage-backed Securities: 19.7%; Foreigns: 9.2%; Asset-backed Securities; 4.3%; States & Political Subdivisions: 1.1%.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS's by insurers and other financial institutions. Although these highly rated securities provide excellent credit quality, their liquidity and risk must be monitored. Except for two commercial backed mortgages of approximately $1.5 million, all of the collateral of the MBS owned by Investors Heritage are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly-traded collateralized mortgage obligations ("CMO") or pass-throughs. Unlike most corporate or real estate debt, the primary concern with a MBS is uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

Investors Heritage's CMO holdings represent approximately 71% of the total MBS portfolio. When these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows. The overall impact of the CMO's variability in yields on the portfolio is not significant in relation to the yield and cash flows of the total invested assets of Investors Heritage. More importantly, Investors Heritage has no exposure to the more volatile, high-risk CMO's, such as those structured to share in residual cash flows or which receive only interest payments. Except for one sequential pay CMO of approximately $999,000, the CMO's held by Investors Heritage are either planned amortization class ("PAC") bonds, including one planned amortization class-Z account ("PAC-Z"), or support class ("SUP") bonds. Both of these CMO's are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk.

DISTRIBUTION OF CORPORATE BONDS GRAPH

A pie chart appears on this page showing the Distribution of Corporate Bonds Graph. This chart shows the following breakdown: Industrial and Miscellaneous:
46.4%; Bank and Finance:  38%; Utilities:  15.6%.

Pass-throughs comprise the remainder of MBS owned by Investors Heritage, representing approximately 29% of the total MBS portfolio. Pass-throughs are GNMA, FNMA or FHLMC guaranteed MBS which, simply stated, pass-through interest and principal payments to the investors in accordance with their respective ownership percentage.

Additionally, Investors Heritage also engages in commercial and residential mortgage lending with approximately 93% of these investments being in commercial properties. All mortgage loans are originated in-house and all loans are secured by first mortgages on the real estate. Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115% are generally required. Investors Heritage minimizes credit risk in its mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, reviewing its larger mortgage loans on an annual basis and diversifying the portfolio by property type. The average loan balance is $294,348 and the average loan to value is 50.6%. The largest loan currently held by Investors Heritage is $983,378. Investors Heritage has $16.2 million invested in mortgage loans which represents 8% of total invested assets. The portfolio is diversified across various property types as follows: 19.2% - office; 32.4% - retail; 7.5% -industrial; 6.1% - 1 to 4 family; 19.2% - apartments; and 15.6% - other. A pie chart showing the Distribution of Mortgage Loans is located above.

DISTRIBUTION OF MORTGAGE LOANS

A pie chart appears on this page showing the Distribution of Mortgage Loans. This chart shows the following breakdown: Retail: 32.4%; Apartments: 19.2%; Office Properties: 19.2%; Residential (1-4 families): 6.1%; Industrial: 7.5%;
Other:  15.6%.

Although approximately 71.5% of Investors Heritage's mortgage loans are located in the various geographic regions of Kentucky, Investors Heritage is familiar with its mortgage loan markets and is not aware of any negative factors or trends which would have a material impact on the local economies where Investors Heritage's mortgage loan properties are located. Investors Heritage has been successful in adding value to the total investment portfolio through its mortgage loan originations due to the fact that yields realized from the mortgage loan portfolio are from 1.875 to 4.65 basis points higher than yields realized from fixed income investments. Value has also been added because the mortgage loan portfolio has consistently performed well. As of December 31, 1998, Investors Heritage had only one non-performing mortgage loan, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure. The non-performing mortgage loan, which is more than 90 days past due, is a Residential Mortgage with an outstanding balance of $44,701. The property securing the loan has a fair market value of $75,000.

The strength of our liquidity is found in our conservative approach in the product development area and in the strength and stability of our fixed income portfolio and our mortgage loans. For 1998, Investors Heritage's fixed income investments were 100% investment grade as rated by Standard & Poor's, unchanged from 100% for 1997. None of Investors Heritage's fixed income assets are in default. Liquidity is also managed by laddering maturities of our fixed income portfolio. The average duration of our fixed income investments is 5.3 years with approximately $10.7 million due within 12 months and approximately $30.3 million due within the following four years. Historically management has anticipated that all such investments will be held until maturity. However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management. As explained in detail in Note A to the Consolidated Financial Statements, all of Investors Heritage's fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

OPTION ADJUSTED VALUE VS TERM STRUCTURE SHIFT

A graph appears on this page which shows the results of the Asset Adequacy Analysis performed by Investors Heritage Life Insurance Company. The graph demonstrates the option-adjusted prices of assets, liabilities, and surplus at various shifts in the interest rate environment.

MARKET RISK EXPOSURES

Measuring market risk is a key function of our asset/liability management process. To test financial risk and investment strategy, Investors Heritage performs an asset adequacy analysis each year. Dynamic models of both assets and liabilities are created to project financial results under several shifts in the current interest rate environment. Results show that the company's exposure to a relative 10% increase or decrease in the interest rates prevalent at December 31, 1998 is a net loss of less than $250,000. A graph of the total price behavior curve tested is shown on Page 19 of this Annual Review.

Items taken into account on the asset side include prepayment and liquidity risks, asset diversification and quality considerations. On the liability side, interest crediting strategies and policyholder and agent behavior (lapses, loans, withdrawals, and premium flow) are dynamically modeled in relationship to the particular interest rate environment tested. Although Investors Heritage is careful to ensure that these assumptions are consistent with the best available data, interest-sensitive cash flows cannot be forecast with certainty, and can deviate significantly from the assumptions made. Because asset and liability durations are continually changing as new policyholder contracts are issued and as new investments are added to the portfolio, Investors Heritage manages its balance sheet on an ongoing basis, and its net exposure to changes in interest rates may vary over time.

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage decreased $121,000 in 1998 following an increase of $882,000 in 1997. Depressed market values of unaffiliated common stock at year-end 1998 compared to year-end 1997 contributed most significantly to the decrease. The writedown of home office real estate from market value to depreciated cost required by the Kentucky Department of Insurance and reserve strengthening for the North Carolina burial associations business block produced a $827,000 charge to surplus for both 1997 and 1998. 1999 will be the last year for these two items.

For Generally Accepted Accounting Principles ("GAAP") reporting purposes, the home office real estate is already carried at depreciated cost and the notes and affiliated common stock are carried at cost. As anticipated, these adjustments did not affect Investors Heritage's financial position or net income based on generally accepted accounting principles, or its statutory net income. For additional discussion on this issue, refer to Note H to the Consolidated Financial Statements.

IMPACT OF YEAR 2000

The year 2000 issue is the result of computer programs being written using 2-digits rather than 4-digits to define the applicable year. Any computer program that has time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

Investors Heritage recognized the Year 2000 Issue in 1988 and began working on a solution at that time. The Information Systems Department has worked diligently to make modifications to existing software so that the Year 2000 Issue will not pose significant operational problems for its computer systems. As of year end 1995, Investors Heritage's systems were in full compliance with all Year 2000 Issue requirements and it is anticipated that there will be no exposure to contingencies related to the Year 2000 Issue for the products it has sold. The cost to implement system changes related to the Year 2000 issue has been nominal.

Although Investors Heritage does not anticipate any major interruption of business activities, that will be dependent, in part, upon the activities of third parties. Management has initiated formal communications with all of its significant reinsurers, vendors, and financial institutions and has been advised that all are either in full compliance or anticipate being in full compliance prior to June 30, 1999. Even though Investors Heritage has assessed and continues to assess third party issues, it has no direct ability to influence the compliance actions of such parties. Accordingly, there can be no guarantee that the systems of other companies on which Investors Heritage relies will be Year 2000 compliant, leading to an adverse effect on future operating results of Investors Heritage.

CONSOLIDATION

The accompanying consolidated financial statements of Kentucky Investors and Investors Heritage include the accounts of their respective majority-owned subsidiaries, after elimination of intercompany transactions. This discussion and analysis is intended for both Investors Heritage and Kentucky Investors because their respective financial statements are similar in presentation and identical in most cases.

BOARD OF DIRECTORS

Harry Lee Waterfield II
Chairman of the Board I K a b c d e f g h
Frankfort, Kentucky

Dr. Adron Doran I a b e
Lexington, Kentucky

H. Glenn Doran I K c d f g
Murray, Kentucky

Michael F. Dudgeon, Jr. I c
Frankfort, Kentucky

Gordon C. Duke I K d g
Frankfort, Kentucky

Robert M. Hardy, Jr. I K a d f g h
Frankfort, Kentucky

Jerry F. Howell I K a b c d e h
Leesburg, Florida

Dr. Jerry F. Howell, Jr. I K c f
Morehead, Kentucky

David W. Reed K h
Gilbertsville, Kentucky

Helen Wagner I K b f
Owensboro, Kentucky


I Investors Heritage Life Insurance Company
K Kentucky Investors, Inc.
a Investors Heritage Life Executive Committee b Investors Heritage Life Nominating Committee c Investors Heritage Life Audit Committee d Investors Heritage Life Finance Committee e Investors Heritage Life Compensation Committee f Kentucky Investors, Executive Committee g Kentucky Investors Finance Committee h Kentucky Investors Nominating Committee

CORPORATE OFFICERS

Harry Lee Waterfield II                Nancy W. Walton
Chairman, President and                Vice President, Underwriting I
Chief Executive Officer IKPF           First Vice President K

Jimmy R. McIver
Treasurer IKPF

Wilma Yeary                             Jane Wise
Secretary IK                            Vice President, Policy Services I

Jane S. Jackson                         Margaret J. Kays
Assistant Secretary IK                  Vice President, Human Resources I
SecretaryPF

Julie Hunsinger
Vice President and Chief ActuaryI

Howard L. Graham                        Don R. Philpot
Vice President, Corporate Services IK   Vice President, Agency I

Raymond L. Carr                         N. Douglas Hippe
Vice President,                         Vice President, Accounting I
Administrative Operations and
Computer Services I

Robert M. Hardy, Jr.                         Rick Calvert
Vice President and General Counsel IK        Vice President P
Vice President, Legal F

Michael F. Dudgeon, Jr.
Vice President, Financial Services I
Vice President F

William H. Keller, M.D.
Medical Director I

Ernst & Young
Independent Auditor IK

I Investors Heritage Life Insurance Company
F Investors Heritage Financial Services Group, Inc.
K Kentucky Investors, Inc.
P Investors Heritage Printing, Inc.

KENTUCKY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 and 1997
ASSETS                             1998           1997


     INVESTMENTS
          Securities available-for-sale, at fair value:
               Fixed maturities
      (amortized cost:
      1998-$181,886,791;
      1997-$164,680,115)      $193,911,467        $171,782,911
               Equity securities
      (cost: 1998-$913,714;
      1997-$912,465)             3,378,471           3,169,376
          Mortgage loans on
            real estate         16,189,127          13,734,791
          Policy loans           7,203,344           6,976,601
          Other long-term
             investment            488,828             453,106
          Short-term investments 1,200,970           1,361,165
                              ____________        ____________
          Total investments   $222,372,207        $197,477,950

     Cash and cash equivalents   2,514,371           2,939,453
     Accrued investment income   3,098,930           2,905,504
     Due and deferred premiums   4,129,967           4,014,177
     Deferred acquisition costs 27,288,684          27,225,643
     Leased property under
       capital leases              404,877                 -0-
     Property and equipment      1,604,618           1,748,579
     Goodwill                    2,088,642           1,966,843
     Other assets                1,510,848           1,649,596
     Amounts recoverable from
        reinsurers              23,355,631          16,944,617


                              ____________        ____________
                              $288,368,775        $256,872,362
                              ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY

     LIABILITIES
          Policy liabilities:
               Benefit
                  reserves    $207,115,725        $189,398,071
          Unearned premium reserves
                                20,069,565          14,460,410
               Policy claims     2,086,316           2,256,654
               Other policyholders' funds:
                    Dividend & endowment accumulations
                                 1,053,972           1,030,218
                    Reserves for dividends & endowments & other
                                   784,630             887,768
                              ____________        ____________
                          Total policy liabilities
                              $231,110,208        $208,033,121
          Federal income taxes   8,122,499           5,574,113
          Obligations under
            capital leases         407,462                 -0-
          Other liabilities      4,032,569           3,936,137
                              ____________        ____________
                          Total liabilities
                              $243,672,738        $217,543,371
                              ____________        ____________

     MINORITY INTEREST IN SUBSIDIARY
                             $  12,471,302       $  11,242,171
                              ____________        ____________

     STOCKHOLDERS' EQUITY
          Common stock (shares issued:
     1998-848,116; 1997-836,895)
                             $     848,116       $     836,895
          Paid-in surplus        3,442,248           3,384,061
     Accumulated other comprehensive income
                                 6,392,746           4,043,101
          Retained earnings     21,541,625          19,822,763
                              ____________        ____________
                          Total stockholders' equity
                              $ 32,224,735       $  28,086,820
                              ____________        ____________
                              $288,368,775       $ 256,872,362
                              ============       =============

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 and 1996


                    1998            1997           1996


REVENUES
     Premiums and other considerations
                    $42,638,289    $39,129,106    $ 36,354,025
     Investment income, net of expenses
                     14,167,232     12,972,322      11,528,961
     Realized gain (loss) on investments, net
                        126,179        (33,794)       (488,126)
     Other income       776,612        639,248         566,804
                    ___________    ___________    ____________
     Total revenue  $57,708,312    $52,706,882    $ 47,961,664
                    ___________    ___________    ____________

BENEFITS AND EXPENSES
     Death and other benefits $20,767,497    $19,218,783    $19,134,559
     Guaranteed annual
          endowments              800,041        835,220        867,200
     Dividends to policyholders   626,325        743,582        647,279
     Increase in benefit reserves and
          unearned premiums    18,400,657     16,112,923     12,587,751
     Acquisition costs deferred(7,006,366)    (6,862,085)    (6,139,949)
     Amortization of deferred acquisition costs
                                6,497,263      6,946,659      6,904,477
     Commissions                5,231,882      4,702,676      4,382,830
     Other insurance expenses   8,380,727      8,165,730      7,935,471
                              ___________    ___________    ___________
          Total benefits and expenses
                              $53,698,026    $49,863,488    $46,319,618
                              ___________    ___________    ___________

Income from operations before
     Federal Income Tax and minority
     interest in net income of subsidiary
                              $  4,010,286   $  2,843,394   $  1,642,046
                              ___________    ___________    ___________

     Provision for income taxes
          Current             $    362,000   $    497,000  $    437,000
          Deferred                 952,000        264,000      (360,000)
                              ____________   ____________    __________
                              $  1,314,000   $    761,000  $     77,000
                              ____________   ____________    __________

income from operations before
     minority interest in net income
     of subsidiary            $  2,696,286   $  2,082,394   $  1,565,046

MINORITY INTEREST IN NET INCOME
     OF SUBSIDIARY                 721,149        559,842        418,427
                              ____________   ____________    ___________

Net Income                    $  1,975,137   $  1,522,552   $  1,146,619
                              ============   ============   ============

Earnings Per Share            $       2.34   $       1.84   $       1.41
                              ============   ============   ============





See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 and 1996


                         ACCUMULATED
                         OTHER               TOTAL
     COMMON    PAID-IN   COMPREHENSIVE       RETAINED       STOCKHOLDERS'
     STOCK     SURPLUS   INCOME              EARNINGS       EQUITY
     ________  ________  _____________       _________      _____________

BALANCE, JANUARY 1, 1996
     $811,128  $3,374,704     $2,916,509     $17,539,199    $24,641,540

     Comprehensive Income:
          Net Income
                                               1,146,619      1,146,619
          Change in net unrealized appreciation
               on available-for-sale securities
                              (1,406,284)                    (1,406,284)
                    Total Comprehensive Income                 (259,665)
     Cash Dividend                               (344,611)     (344,611)
     Issuance of common stock, net
        9,347        (89)                         111,251       120,509
     ________  __________     ___________     ___________   ___________

BALANCE, DECEMBER 31, 1996
     $820,475  $3,374,615     $1,510,225      $18,452,458   $24,157,773

     Comprehensive Income:
          Net Income                            1,522,552     1,522,552
          Change in net unrealized appreciation
               on available-for-sale securities
                                2,532,876                     2,532,876
                    Total Comprehensive Income                4,055,428
     Cash Dividend                               (349,285)     (349,285)
     Issuance of common stock, net
       16,420       9,446                         197,038       222,904
     ________  __________     ___________     ___________   ___________

BALANCE, DECEMBER 31, 1997
     $836,895  $3,384,061     $4,043,101      $19,822,763  $28,086,820

     Comprehensive Income:
          Net Income                            1,975,137    1,975,137
          Change in net unrealized appreciation
               on available-for-sale securities
                               2,349,645                     2,349,645
                    Total Comprehensive Income               4,324,782
     Cash Dividend                               (354,926)    (354,926)
     Issuance of common stock, net


       11,221      58,187                          98,651      168,059
     ________  __________     ___________       ___________  __________

BALANCE, DECEMBER 31, 1998
     $848,116  $3,442,248     $6,392,746      $21,541,625  $32,224,735
   ==========  ==========     ==========      ===========  ===========





See notes to consolidated financial statements.


KENTUCKY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 and 1996


                                   1998           1997           1996
OPERATING ACTIVITIES
     Net Income               $    1,975,137 $   1,522,552  $   1,146,619
     Adjustments to reconcile net income
        to net cash provided by operating activities:
          Increase in Benefit Reserves
                                   25,220,661   22,663,249     18,302,594
          Change in Claims Liability
                                     (170,338)     662,113        (71,408)
          Change in Other Policyholder Funds
                                      (79,384)     (30,697)      (151,680)
          Amortization of Deferred Acquisition Costs
                                    6,497,263    6,946,659      6,904,477
          Policy Acquisition Costs Deferred
                                   (7,006,366)  (6,862,085)    (6,139,949)
          Realized Loss (Gain) on Investments
                                     (209,187)      33,794        488,126
          Increase in Accrued Investment Income
                                     (193,426)    (492,401)      (273,267)
          Change in Other Assets and Other Liabilities
                                      646,584      672,582        395,311
          Provision for Deferred Federal Income Taxes
                                      952,000      264,000       (360,000)
          Federal Income Tax            -0-            -0-       (250,438)
          Change in Due and Deferred Premiums
                                    (115,790)       66,306        633,574
          Net Adjustment for Premium and
               Discount on Investments
                                     269,283       206,299        256,456
          Depreciation and Other Amortization
                                     201,157       394,116        336,406
          Change in Minority Interest and Other
                                     487,559       468,090        321,608
          Change in Amounts Recoverable from Reinsurers
                                  (6,411,014)   (7,325,846)    (5,954,989)
                                   __________    __________    __________



NET CASH PROVIDED BY OPERATING
    ACTIVITIES                  $ 22,064,139   $ 19,188,731   $ 15,583,440
                                ____________   ____________   ____________

INVESTING ACTIVITIES
     Securities available-for-sale:
          Purchases             $(30,462,168)  $(47,713,033)  $(46,706,125)
          Sales and Maturities    13,194,144     28,565,612     32,427,878
     Other Investments:
          Cost of Acquisition     (4,857,026)    (2,912,452)    (2,478,676)
          Sales and Maturities     2,300,420      2,482,421      1,651,805
     Net Additions to Property and Equipment
                                    (583,872)       (48,574)      (366,597)
                                 ____________   ___________    ___________
NET CASH USED BY INVESTING
    ACTIVITIES                  $(20,408,502)  $(19,626,026) $(15,471,715)
                                 ____________   ___________   ___________

FINANCING ACTIVITIES
     Receipts from universal life policies credited to
          policyholder account balances
                                   $    4,356,590 $   6,074,832  $  4,949,560
     Return of policyholder account balances on
          universal life policies      (6,250,442)   (5,256,212)   (4,570,049)
     Issuances of Common Stock            168,059       222,904       120,509
     Dividends                           (354,926)     (349,285)     (344,611)
                                        ___________    ___________    ________
NET CASH PROVIDED (USED) BY FINANCING
    ACTIVITIES                     $  (2,080,719) $     692,239  $    155,409
                                     ___________   _____________ ____ ________
INCREASE (DECREASE) IN CASH
                                   $    (425,082)$      254,944 $     267,134
     Cash and cash equivalents at beginning of year
                                       2,939,453      2,684,509     2,417,375
                                   ______________   ___________  ____________
CASH AND CASH EQUIVALENTS  AT
    END OF YEAR                    $   2,514,371  $   2,939,453  $   2,684,509
                                   ============== =============  =============

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.

SELECTED FINANCIAL DATA
KENTUCKY INVESTORS, INC. AND SUBSIDIARIES
(000's omitted except for Earnings and Cash Dividends Per Share)

                  1998           1997           1996          1995      1994

Total Revenue  $  57,708      $  52,707      $  47,962      $ 44,005  $ 46,656
Total Benefits & Expenses
                  53,698         49,863         46,320        43,191    44,039
Net Income         1,975          1,523          1,147           555     1,523
Earnings Per Share
                    2.34           1.84           1.41           .71      1.97
Total Assets     288,369        256,872        224,997       208,045   191,367


Total Liabilities
                 243,673        217,543        190,997       173,288   164,902
Debt                 407           -0-             -0-           -0-       -0-
Cash Dividends
Per Share            .38           .38            .38            .38       .37

REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Kentucky Investors, Inc.


     We have audited the accompanying consolidated balance sheets of Kentucky Investors, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our  audits  in  accordance  with  generally  accepted
auditing  standards.   Those standards require that we plan and perform the
audit to obtain reasonable assurance  about  whether  the  financial statements
are  free  of  material  misstatement.    An  audit includes examining,  on  a
test  basis,  evidence  supporting  the  amounts  and disclosures  in  the
financial  statements.    An  audit  also includes assessing the accounting
principles used and significant estimates  made by  management,  as  well  as
evaluating the overall financial statement presentation.   We believe that our
audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kentucky Investors, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/
Ernst & Young LLP
Louisville, Kentucky
March 24, 1999

Investors Heritage Life Insurance Company

SELECTED FINANCIAL DATA
INVESTORS HERITAGE LIFE INSURANCE COMPANY AND SUBSIDIARY
(000's omitted except for Earnings and Cash Dividends Per Share)

               1998           1997           1996           1995      1994

Premiums       $  42,638 $  39,129      $  36,354      $ 33,061       $  36,444
Net Investment Income
                  14,264    13,083         11,654        10,815          10,011
Net Income         2,766     2,127          1,602           917           2,401
Earnings Per Share
                    3.06      2.36           1.78          1.02            2.66


Total Assets     289,825   258,654        227,140       210,490         194,262
Policy Reserves
                 227,185   203,858        180,377       161,695         155,179
Debt                 407       -0-            -0-           -0-             -0-
Cash Dividends Per Share
                     .76       .76            .76           .76            .74

REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Investors Heritage Life Insurance Company


     We have audited the accompanying consolidated balance sheets of Investors Heritage Life Insurance Company and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investors Heritage Life Insurance Company and subsidiary at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/
Ernst & Young LLP
Louisville, Kentucky
March 24, 1999

Investors Heritage Life Insurance Company
CONSOLIDATED  BALANCE SHEETS
DECEMBER 31, 1998 and 1997

ASSETS                                  1998                1997

     INVESTMENTS
          Securities available-for-sale, at fair value:
               Fixed maturities (amortized cost:
      1998-$181,886,791;
      1997-$164,680,115)           $193,911,467        $171,782,911
               Equity securities (cost: 1998
     and 1997-$912,458)               3,377,213           3,169,370
          Mortgage loans on


             real estate             16,189,127          13,734,791
          Policy loans                7,203,344           6,976,601
          Other long-term investments   437,221             403,106
          Short-term investments      1,170,970           1,211,165
                                   ____________        ____________

                                   $222,289,342        $197,277,944
          Investments in affiliates   1,837,510           1,975,382
          Contractual obligations of
             affiliate                  431,035             538,794
                                   ____________        ____________

               Total investments   $224,557,887        $199,792,120

     Cash and cash equivalents        2,461,887           2,902,587
     Accrued investment income        3,097,421           2,904,861
     Due and deferred premiums        4,129,967           4,014,177
     Deferred acquisition costs      27,288,684          27,225,643
     Leased property under capital
          leases                        404,877                 -0-
     Property and equipment           1,566,117           1,703,387
     Goodwill                         1,508,780           1,574,381
     Other assets                     1,453,280           1,592,539
     Amounts recoverable from
          reinsurers                 23,355,631          16,944,617
                                   ____________        ____________

                                   $289,824,531        $258,654,312
                                   ============        ============


LIABILITIES AND STOCKHOLDERS' EQUITY

     LIABILITIES
          Policy liabilities:
               Benefit reserves    $207,115,725        $189,398,071
               Unearned premium
                  reserves           20,069,565          14,460,410
               Policy claims          2,086,316           2,256,654
               Other policyholders' funds:
                    Dividend & endowment accumulations
                                      1,053,972           1,030,218
                    Reserves for dividends & endowments & other
                                        784,630             887,768
                                   ____________        ____________

                    Total policy
                       liabilities $231,110,208        $208,033,121
          Federal income taxes        6,487,085           4,043,087
          Obligations under capital
               leases                   407,462                -0-
          Other liabilities           3,983,860          3,874,424
                                   ____________        ____________

               Total liabilities   $241,988,615        $215,950,632
                                   ____________        ____________

     STOCKHOLDERS' EQUITY
          Common stock (shares issued:


      1998-904,373; 1997-905,611)  $  1,447,797        $  1,449,778
     Paid-in surplus                  3,777,101           3,776,625
          Accumulated other comprehensive
     income                           8,594,131           5,502,914
          Retained earnings          34,016,887          31,974,363
                                   ____________        ____________

             Total stockholders' equity
                                   $ 47,835,916        $ 42,703,680
                                   ____________        ____________

                                   $289,824,531        $ 58,654,312
                                   =============       ============

See notes to consolidated financial statements.

Investors Heritage Life Insurance Company

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 and 1996


                              1998      1997           1996
REVENUES
     Premiums and other
      considerations     $42,638,289    $39,129,106    $36,354,025
     Investment income, net
      of expenses         14,264,246     13,083,006     11,653,732
     Realized gain (loss)
      on investments, net    209,186        (19,346)      (489,685)
     Other income            349,310        304,280        261,524
                         ___________    ___________    ___________
          Total revenue  $57,461,031    $52,497,046    $47,779,596
                         ___________    ___________    ___________

BENEFITS AND EXPENSES
     Death and other
        benefits         $20,767,497    $19,218,783    $19,134,559
     Guaranteed annual
      endowments             800,041        835,220        867,200
     Dividends to
       policyholders         626,325        743,582        647,279
     Increase in benefit reserves and
          unearned
           premiums       18,400,657     16,112,923     12,587,751
     Acquisition costs
        deferred          (7,006,366)    (6,862,085)    (6,139,949)
     Amortization of deferred
      acquisition costs    6,497,263      6,946,659      6,904,477
     Commissions           5,231,882      4,702,676      4,382,830
     Other insurance
       expenses            8,283,634      8,096,713      7,839,875
                         ___________    ___________    ___________
          Total benefits
          and expenses   $53,600,933    $49,794,471    $46,224,022
                         ___________    ___________    ___________

Income from operations before


     Federal Income Tax $  3,860,098    $ 2,702,575   $  1,555,574
                         ___________    ___________    ___________

     Provision for income taxes
          Current       $    247,000    $   384,000   $    360,000
          Deferred           847,000        192,000       (406,000)
                         ___________    ___________    ___________
                        $  1,094,000    $   576,000   $    (46,000)
                         ___________    ___________    ___________



Net Income               $ 2,766,098   $  2,126,575   $  1,601,574
                         ============   ============   ============

Earnings Per Share       $      3.06   $       2.36   $       1.78
                         ============   ============   ============




See notes to consolidated financial statements.

Investors Heritage Life Insurance Company

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 and 1996


                                   ACCUMULATED
                                   OTHER                            TOTAL
          COMMON    PAID-IN        COMPREHENSIVE       RETAINED    STOCKHOLDERS'
          STOCK     SURPLUS        INCOME              EARNINGS     EQUITY
          ________  ________       _____________       __________    ___________

BALANCE, JANUARY 1, 1996
          $1,441,797     $3,776,427     $3,948,035     $29,493,727  $38,659,986

     Comprehensive Income:
          Net Income                                     1,601,574    1,601,574
          Change in net unrealized appreciation
               on available-for-sale securities
                                       (1,903,816)                   (1,903,816)
                    Total Comprehensive Income                         (302,242)
     Cash Dividend                                       (684,442)     (684,442)
     Net cost of common stock
          sold (purchased)
                (79)           198                         (1,393)       (1,274)
          __________     __________     ___________    ___________    __________

BALANCE, DECEMBER 31, 1996
          $1,441,718     $3,776,625     $2,044,219     $30,409,466  $37,672,028


     Comprehensive Income:
      Net Income                                         2,126,575    2,126,575
         Change in net unrealized appreciation
               on available-for-sale securities
                                        3,458,695                     3,458,695
                    Total Comprehensive Income                        5,585,270
     Cash Dividend                                        (684,580)    (684,580)
     Net cost of common stock sold
          8,060                                            122,902      130,962
     __________          __________     ___________    ___________    _________

BALANCE, DECEMBER 31, 1997
     $1,449,778          $3,776,625     $5,502,914     $31,974,363  $42,703,680

     Comprehensive Income:
          Net Income                                    2,766,098     2,766,098
          Change in net unrealized appreciation
               on available-for-sale securities
                                          3,091,217                   3,091,217
                    Total Comprehensive Income                        5,857,315
     Cash Dividend                                       (687,745)     (687,745)
     Net cost of common stock
          sold (purchased)
         (1,981)                476                       (35,829)      (37,334)
     __________          __________     ___________    ___________    __________

BALANCE, DECEMBER 31, 1998
     $1,447,797          $3,777,101     $8,594,131     $34,016,887   $47,835,916
     ==========          ==========     ==========     ===========   ===========






See notes to consolidated financial statements.


Investors Heritage Life Insurance Company

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 and 1996


                              1998           1997           1996
OPERATING ACTIVITIES
     Net Income               $    2,766,098 $    2,126,575 $    1,601,574
     Adjustments to reconcile net income
      to net cash provided by operating activities:


          Increase in Benefit
  Reserves                         25,220,661     22,663,249    18,302,594
          Change in Claims
            Liability                (170,338)       662,113       (71,408)
          Change in Other Policyholder
            Funds                     (79,384)       (30,697)     (151,680)
          Amortization of Deferred
             Acquisition Costs      6,497,263      6,946,659     6,904,477
          Policy Acquisition Costs
       Deferred                    (7,006,366)    (6,862,085)   (6,139,949)
          Realized Loss (Gain) on
            Investments              (209,187)        19,346       489,685
          Increase in Accrued
       Investment Income             (192,560)      (492,148)     (273,380)
          Change in Other Assets and
            Other Liabilities         656,157        688,876       378,800
          Provision for Deferred Federal
       Income Taxes                   847,000        192,000      (406,000)
          Federal Income Tax            4,554         (5,807)     (250,481)
          Change in Due and Deferred
            Premiums                 (115,790)        66,306       633,574
          Net Adjustment for Premium and
             Discount on Investments
                                      269,283        206,299       256,456
          Depreciation and Other Amortization
                                      381,866        348,513       313,192
          Change in Amounts Recoverable
           from Reinsurers         (6,411,014)    (7,325,846)   (5,954,989)
                                   ___________      _________    _________

NET CASH PROVIDED BY OPERATING
     ACTIVITIES                  $ 22,458,243   $ 19,203,353  $ 15,632,465
                                   __________     ___________  ___________

INVESTING ACTIVITIES
     Securities available-for-sale:
          Purchases              $(30,460,916)  $(47,713,033) $(46,706,125)
          Sales and Maturities     13,194,144     28,565,612    32,427,878
     Other Investments:
          Cost of Acquisition      (4,951,926)    (2,840,452)   (2,465,182)
          Sales and Maturities      2,522,558      2,818,049     2,054,548
     Net Additions to Property
       and Equipment                 (583,872)       (43,510)     (366,596)
                                   __________     __________    __________

NET CASH USED BY INVESTING
     ACTIVITIES                  $(20,280,012)  $(19,213,334) $(15,055,477)
                                   ____________   ___________   ___________

FINANCING ACTIVITIES
     Receipts from universal life policies
      credited to policyholder
           account balances    $  4,356,590       $   6,074,832  $   4,949,560
     Return of policyholder account
      balances on universal
           life policies         (6,250,442)         (5,256,212)    (4,570,049)
     Repurchase of Common Stock     (37,334)            130,962         (1,472)
     Dividends                     (687,745)           (684,580)      (684,442)


                                   _________           __________     _________

NET CASH PROVIDED (USED) BY FINANCING
     ACTIVITIES               $  (2,618,931)      $     265,002  $     (306,403)
                                ___________        ____________   ___________

INCREASE (DECREASE) IN CASH
                              $    (440,700)      $     255,021  $      270,585

Cash and cash equivalents at
      beginning of year           2,902,587           2,647,566       2,376,981
                               ____________         ___________   _____________

CASH AND CASH EQUIVALENTS  AT
     END OF YEAR              $   2,461,887       $   2,902,587  $    2,647,566
                              =============       =============  ==============


See notes to consolidated financial statements.

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS

KENTUCKY INVESTORS, INC.

IINVESTORS HERITAGE LIFE INSURANCE COMPANY

NOTE  A - Nature of Operations and Accounting Policies
Kentucky Investors, Inc. (Kentucky Investors) is the holding company of Investors Heritage Life Insurance Company (Investors Heritage), Investors Heritage Printing, Inc., a printing company and Investors Heritage Financial Services Group, Inc., an insurance marketing company. Ninety-nine percent of Kentucky Investors operations are generated by Investors Heritage.

Investors Heritage's operations involve the sale and administration of various insurance and annuity products, including, but not limited to, participating, non-participating, whole life, limited pay, universal life, annuity contracts, credit life, credit accident and health and group insurance policies. The principal markets for Investors Heritage products are in the Commonwealths of Kentucky and Virginia, and the states of North Carolina, South Carolina, Ohio, Indiana, Florida, Tennessee, Illinois, Georgia, West Virginia and Texas.

Basis of Presentation: The accompanying consolidated financial statements of Kentucky Investors, Inc. and subsidiaries and Investors Heritage Life Insurance Company and subsidiary have been prepared in accordance with generally accepted accounting principles (GAAP). Investors Heritage also submits financial statements to insurance regulatory authorities based on statutory accounting practices which differ from GAAP.

Principles of Consolidation: The consolidated financial statements include the majority-owned subsidiaries of Kentucky Investors which are Investors Heritage Printing, Inc., Investors Heritage and its subsidiary, Investors Underwriters, Inc., and Investors Heritage Financial Services Group, Inc. In 1994 Kentucky Investors formed Investors Heritage Financial Services Group, a wholly-owned marketing company which markets a variety of products for a number of companies as well as Investors Heritage's mortgage protection products to financial institutions. Intercompany transactions are eliminated in the Kentucky Investors consolidated financial statements. The accompanying Investors Heritage financial statements include intercompany transactions with Kentucky Investors and other affiliates which are not eliminated.

Investments:  In accordance with Statement of Financial Accounting Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", Kentucky Investors and Investors Heritage classify all fixed maturities and equity securities as available-for-sale. Under SFAS No. 115, securities classified as available-for-sale are carried at fair value with appreciation (depreciation) relating to temporary market value changes recorded as an adjustment to other comprehensive income.

Premiums and discounts on fixed maturity investments are amortized into income using the interest method. Anticipated prepayments on mortgage-backed securities are considered in the determination of the effective yield on such securities. If a difference arises between anticipated prepayments and actual prepayments, the carrying value of the investment is adjusted with a corresponding charge or credit to interest income.

Realized gains and losses on the sale of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate.

Mortgage loans, policy loans and other long-term investments are carried at
unpaid balances.    Short term investments represent securities with maturity
dates within one year but exceeding three months. These securities are carried at amortized cost.

Cash equivalents include money market funds on deposit at various financial institutions with contractual maturity dates within three months at the time of purchase.

Deferred Acquisition Costs: Commissions and other acquisition costs which vary with and are primarily related to the production of new business are deferred and amortized over the life of the related policies (refer to Revenues and Expenses discussed later regarding amortization methods). Recoverability of deferred acquisition costs is evaluated annually by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If such current estimate is less than the existing balance, the difference is charged to expense.

Property and Equipment: Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method. Accumulated depreciation on property and equipment of Kentucky Investors was $3,366,812 and $3,498,084 at December 31, 1998 and 1997, respectively.
Accumulated depreciation on property and equipment of Investors Heritage was $3,275,397 and $3,407,860 at December 31, 1998 and 1997, respectively.

Capital Leases: During 1998 Investors Heritage acquired new computer equipment through a three-year capital lease. Lease payments for 1998 were $48,646. Future minimum lease payments for 1999, 2000 and 2001 are $163,668, $163,668 and $115,023, respectively. The present value of net minimum lease payments at December 31, 1998 was $407,462, which is equal to the total future minimum lease payments of $442,359 less imputed interest of $34,897. Accumulated amortization on the leased property was $43,603 at December 31, 1998.

Goodwill: Goodwill for Investors Heritage is being amortized over forty years using the straight-line method. Accumulated amortization was $1,115,217 and $1,049,616 at December 31, 1998 and 1997, respectively.

Benefit Reserves and Policyholder Deposits: Reserves on traditional life and accident and health insurance products are calculated using the net level premium method based upon estimated future investment yields, mortality, withdrawals and other assumptions, including dividends on participating policies. The assumptions used for prior year issues are locked in. Current year issues are reserved for using updated assumptions determined by reviewing the Company's past experience and includes a provision for possible unfavorable deviation.

Benefit reserves and policyholder deposits on universal life and investment-type products are determined by using the retrospective deposit method and represent the policy account value before consideration of surrender charges. In addition, unearned revenues are included as a part of the benefit reserve.

The mortality assumptions for regular ordinary business are based on the 1955-60 Basic Table, Select and Ultimate, for plans issued prior to 1982, the 1965-70 Basic Table, Select and Ultimate, for plans issued in 1982 through 1984, the 1975-80 Basic Table, Select and Ultimate, for plans issued after 1984 and on the Company's experience for final expense plans.

Reinsurance: Kentucky Investors and Investors Heritage assume and cede reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth. Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies. In accordance with SFAS No. 113 reserves ceded to reinsurers of $22,616,183 and $15,998,475 at December 31, 1998 and 1997, respectively, are shown gross on the balance sheets of Kentucky Investors and Investors Heritage.

Unearned Premium Reserves: Credit life unearned premium reserves are calculated for level and reducing coverage using the monthly pro rata and Rule of 78's methods, respectively. Credit accident and health unearned premium reserves are determined based upon the Rule of 78's.

Policy Claims: Policy claims are based on known liabilities plus estimated future liabilities developed from trends of historical data applied to current exposure.

Other Policyholders' Funds: Other policyholders' funds consist primarily of dividends and endowments left on deposit at interest. Participating business approximates 7% of ordinary life insurance in force. Participating dividends are accrued as declared by the Board of Directors of Investors Heritage. The liability for future policy benefits for participating policies was determined based on the Net Level Premium Reserve Method, 3% interest, and the 1941 CSO Mortality and 1958 CSO Mortality tables. All guaranteed benefits were considered in calculating these reserves. The average assumed investment yields used in determining expected gross margins ranged from 3.56% to 9.17% (for the current and all future years an assumed investment yield of 6.80% was utilized). Unamortized acquisition costs associated with participating business are amortized in proportion to expected gross margins.

Federal Income Taxes: Kentucky Investors and Investors Heritage utilize the liability method in accordance with FASB Statement 109 "Accounting for Incomes

Taxes" to account for income taxes. Under such method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates.

Revenues and Expenses: Revenues on traditional life and accident and health insurance products consist of direct and assumed premiums reported as earned when due. Liabilities for future policy benefits, including unearned premium reserves on accident and health policies and unreleased profits on limited-pay life policies, are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts. Acquisition costs are amortized over the premium paying period using the net level premium method. Traditional life insurance products are treated as long duration contracts since they are ordinary whole life insurance products which generally remain in force for the lifetime of the insured. The accident and health insurance products are treated as long duration contracts because they are non-cancellable.

Revenues for universal life and investment-type products consist of investment income and policy charges for the cost of insurance and policy initiation and administrative fees. Expenses include interest credited to policy account balances, actual administrative expenses and benefit payments in excess of policy account balances.

Deferred policy acquisition costs related to universal life and investment-type products are amortized as a uniform percentage of each year's expected gross profits, over the life of the policies. Amortization is unlocked for significant changes in expected versus actual gross profits, including the affects of realized gains or losses.

Common Stock and Earnings per Share: The par value per share for Kentucky Investors is $1.00 with 4,000,000 shares authorized (shares issued at December 31, 1998: 848,116; 1997: 836,895; and 1996: 820,475). Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year. The number of common shares used in this computation was 843,251 in 1998, 829,725 in 1997, and 813,754 in 1996. Cash
dividends per share were $.38 in 1998, 1997, and 1996.

The stated value of Investors Heritage common stock was $1,447,797, $1,449,778, and $1,441,718, at December 31, 1998, 1997 and 1996, respectively. 2,000,000 shares were authorized at December 31, 1998, 1997 and 1996 (shares issued at December 31, 1998: 904,373; 1997: 905,611; and 1996: 900,574). Earnings per
share of common stock were computed based on the weighted average number of common shares outstanding during each year: 904,334 in 1998, 902,739 in 1997 and 900,508 in 1996. Cash dividends per share were $.76 in 1998, 1997, and 1996.

Accumulated Other Comprehensive Income: As of January 1, 1998 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or stockholders' equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to this requirement. The reclassification amounts (net of 34% tax) for the years ended December 31, 1998, 1997 and 1996 are summarized as follows:



                              1998           1997           1996
     Net unrealized gain (loss) arising
       during period          $3,215,115     $3,426,479     $(2,435,429)
     Reclassification adjustment for net (gains)
       losses included in net income
                                (123,898)        32,216         531,613
                              __________     __________     __________
     Net unrealized gain (loss) on certain
       securities for Investors Heritage
                              $3,091,217     $3,458,695     $(1,903,816)
     Minority interest in other comprehensive
       income                   (741,572)      (925,819)        497,532
                              __________     __________     __________
     Net unrealized gain (loss) on certain
       securities for Kentucky Investors
                              $2,349,645     $2,532,876     $(1,406,284)
                              ==========     ==========     ===========


Reclassifications: Certain prior year amounts have been reclassified to conform to the 1998 presentations.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE  B - Investments
Investors Heritage limits credit risk by emphasizing investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans. Investors Heritage manages its fixed income portfolio to diversify between and within industry sectors. Mortgage loans are issued at loan to value ratios not exceeding 80 percent.
Approximately $11,571,000 of the loans outstanding at December 31, 1998 were to borrowers located in Kentucky. All loans are secured by a first mortgage on the property.

Investments in available-for-sale  securities are summarized as follows:

1998                                    Gross          Gross
                         Amortized      Unrealized     Unrealized     Fair
                         Cost           Gains          Losses         Value
                         _________      _________      _________      _________
Available-for-sale securities:
U.S. Government
  Obligations       $ 21,741,471   $ 1,509,437    $          -0-  $  23,250,908
States and Political
  Subdivisions         1,992,186        72,464               -0-      2,064,650
Corporate            105,089,331     7,586,323             42,515   112,633,139
Foreign               16,445,886     1,360,974               -0-     17,806,860
Mortgage-Backed
  Securities          36,617,917     1,537,993               -0-     38,155,910
                    ___________    ___________    ______________   ____________
Total Fixed Maturity
  Securities        $181,886,791   $12,067,191    $       42,515 $  193,911,467
Equity Securities        912,458     2,468,604             3,849      3,377,213
                    ___________    __________     ______________ ______________


Total               $182,799,249   $14,535,795    $       46,364 $  197,288,680
                    ============   ===========    ============== ==============

1997                                    Gross          Gross
                         Amortized      Unrealized     Unrealized     Fair
                         Cost           Gains          Losses         Value
                         _________      _________      _________      _______

Available-for-sale securities:
U.S. Government
  Obligations       $  22,472,841  $1,060,540         $      -0- $  23,533,381
States and Political
  Subdivisions          1,990,527      40,043                -0-     2,030,570
Corporate              90,409,024   4,396,915                515    94,805,424
Foreign                14,680,336     733,064                -0-    15,413,400
Mortgage-Backed
  Securities           35,127,387     910,684              7,935    36,000,136
                    ___________    _________           ___________  ___________
Total Fixed Maturity
  Securities        $164,680,115   $7,141,246        $    38,450  $171,782,911
Equity Securities        912,458    2,261,561              4,649     3,169,370
                    ___________    _________           __________  ___________
Total               $165,592,573   $9,402,807        $    43,099  $174,952,281
                    ============   ==========        ===========  ============

In accordance with SFAS No. 115, net unrealized gains (losses) for investments classified as available-for-sale are shown, net of the effect on deferred income taxes and deferred policy acquisition costs assuming that the appreciation
(depreciation) had been realized.   A summary follows:

                                              December 31
                                                1998           1997
                                               __________     _________
Net unrealized appreciation on
     available-for-sale securities           $14,489,431    $  9,359,708
     Adjustment to deferred acquisition costs (1,468,021)     (1,021,959)
     Deferred income taxes                    (4,427,279)     (2,834,835)
                                             ____________    ____________
Net unrealized appreciation on
     available-for-sale securities
       for Investors Heritage                $  8,594,131   $  5,502,914
     Minority shareholders' interest           (2,201,385)    (1,459,813)
                                             _____________  _____________
Net unrealized appreciation on
     available-for-sale securities for
       Kentucky Investors                    $  6,392,746   $  4,043,101
                                             ============   ============

The amortized cost and fair value of debt securities at December 31, 1998, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                           Available-for-Sale
                                        Amortized          Fair
                                        Cost               Value
                                        _________       __________

Due in one year or less                 $  10,552,763  $  10,670,368
Due after one year through five years      28,989,260     30,323,538


Due after five years through ten years     51,306,378     55,049,785
Due after ten years                        43,844,302     48,624,741
Due at multiple maturity dates             47,194,088     49,243,035
                                        ____________   _____________
Total                                   $181,886,791    $193,911,467
                                        ============   =============

Proceeds during 1998, 1997 and 1996 from sales and maturities of investments in available-for-sale securities were $13,194,150, $28,565,510 and $32,427,878 respectively. Gross gains of $162,746, $360,679 and $101,509 and gross losses of $38,848, $392,895 and $633,122 were realized on those sales during 1998, 1997 and 1996, respectively.

Presented below is investment information for Investors Heritage, including the accumulated and annual change in net unrealized investment gain or loss. Additionally, the table below shows the annual change in net unrealized investment gain (loss) and the amount of realized investment gain (loss) on debt and equity securities for the years ended December 31, 1998, 1997 and 1996:
                                   1998           1997           1996
Change in unrealized  investment gain (loss):
     Available-for-sale:
          Debt securities          $  4,921,880   $  5,167,977   $ (3,629,100)
          Equity securities             207,843        683,427        318,943
Realized investment gain (loss):
     Available-for-sale:
          Debt securities          $    123,892   $    (47,341)  $   (449,194)
          Equity securities                   6         15,125        (38,221)


Major categories of investment income for Investors Heritage are summarized as follows:

                              1998                1997          1996

Fixed maturities              $12,442,337         $11,329,773   $ 9,865,087
Mortgage loans on real estate   1,311,727           1,212,102     1,222,649
Other                           1,029,835             975,897       927,817
                               __________         ___________   ___________
                              $14,783,899         $13,517,772   $12,015,553

Investment expenses               519,653             434,766       361,821
                              ___________         ___________   ___________
                              $14,264,246         $13,083,006   $11,653,732
                              =========           ===========   ===========

Investors Heritage is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At December 31, 1998 and 1997, these required deposits had book values of $23,571,493 and $23,696,655, respectively.

NOTE  C - Fair Values of Financial Instruments

The following disclosure of the estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgement was necessarily required to interpret market data to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts. The following table relates solely to Investors Heritage. Carrying values and fair values for Kentucky Investors approximate those shown for Investors Heritage, except for the investments in and obligations of affiliates recognized by Investors Heritage which are eliminated for Kentucky Investors reporting.

                                             December 31
                              1998                          1997
Investors Heritage            Carrying       Fair           Carrying       Fair
                              Value          Value          Value          Value
  Assets:
  Fixed maturities       $193,911,467   $193,911,467   $171,782,911 $171,782,911
  Equity securities         3,377,213      3,377,213      3,169,370    3,169,370
  Mortgages on real estate:
   Commercial              15,010,785     16,971,064     12,939,239   13,929,217
   Residential              1,178,342      1,355,737        795,552      863,184
  Policy loans              7,203,344      7,203,344      6,976,601    6,976,601
  Other long-term
    investments               437,221        437,221        403,106      403,106
  Short-term investments    1,170,970      1,170,970      1,211,165    1,211,165
  Investments in affiliates 1,837,510      5,531,175      1,975,382    5,116,936
  Contractual obligations
      of affiliate            431,035        431,035        538,794      538,794
  Cash and cash equivalents 2,461,887      2,461,887      2,902,587    2,902,587
  Accrued investment income 3,097,421      3,097,421      2,904,861    2,904,861

Liabilities:

  Policyholder deposits
   (investment-type \
    contracts)           $  56,519,216  $  52,220,665  $  55,303,701 $49,947,246
  Policy claims              2,086,316      2,086,316      2,256,654   2,256,654
    Obligations under capital
         leases                407,462        407,462             -0-       -0-

The following methods and assumptions were used in estimating the "fair value" disclosures for financial instruments in the accompanying financial statements and notes thereto:

Cash, cash equivalents, short-term investments, policy loans, accrued investment income, other long term investments and contractual obligations of affiliates:
The carrying amounts reported for these financial instruments approximate their fair values.

Fixed maturity, equity securities, and investments in affiliates: The fair values for fixed maturity, equity securities (including redeemable preferred stocks) and investments in affiliates are based on quoted market prices.

Mortgage loans: The fair values for mortgage loans are estimated using discounted cash flow analyses, using the actual spot rate yield curve in effect at December 31.

Investment-type contracts: The fair values for the liabilities under investment-type insurance contracts are calculated as surrender values on these contracts.

Policy claims and obligations under capital leases: The carrying amounts reported for these liabilities approximate their fair value.

The fair values for insurance contracts other than investment contracts are not required to be disclosed under SFAS No. 107.

NOTE D - Investment in Affiliates/Contractual Obligation of Affiliate/Affiliate Transactions

Investors Heritage's investment in the common stock of its parent, Kentucky Investors, either directly or indirectly, was valued at December 31, 1998:
Cost: $1,837,510; Market: $5,531,175 and at December 31, 1997: Cost: $1,975,382;
Market: $5,116,936. Additionally, Investors Heritage holds notes receivable from Kentucky Investors with unpaid principal balances of $431,035 and $538,794 at December 31, 1998 and 1997, respectively, with variable interest rates and due dates ranging from 2000 to 2004. Kentucky Investors owns approximately 74% of Investors Heritage. Sales of Kentucky Investors common stock owned by Investors Heritage are reported by Kentucky Investors as stock issuances. The consideration received from such sales is recorded by Kentucky Investors as follows: an adjustment to common stock at par value of securities sold, an adjustment to retained earnings for the cost of securities sold in excess of par value, and an adjustment to paid in surplus for the difference in consideration received and cost of the securities paid by Investors Heritage.

Investors Heritage owns the home office real estate and leases the property to its parent, Kentucky Investors and its subsidiaries. Lease payments made by Kentucky Investors and its subsidiaries to Investors Heritage (and included in its statement of income) during 1998, 1997 and 1996 were $13,298, $13,090 and $13,395, respectively. The carrying value of the home office real estate at December 31, 1998 and 1997 was $1,079,426 and $1,130,844, respectively. The effects of the lease are eliminated in Kentucky Investors statement of income.

NOTE  E - Federal Income Tax

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

Investors Heritage                          1998           1997

     Deferred tax liabilities:
          Policy acquisition costs      $  7,541,000   $  7,393,000
          Net unrealized gain on
       available-for-sale securities       4,427,000      2,835,000
          Other                              453,000        348,000
                                        ______________ _____________

               Total deferred tax
                 liabilities            $ 12,421,000    $10,576,000

     Deferred tax assets:
          Benefit reserves              $  5,517,000    $ 6,116,000
          Other                              417,000        417,000
                                        ____________    ___________
               Total deferred tax
                  assets                $  5,934,000   $  6,533,000


                                        ____________   ____________

               Net deferred tax liabilities of
                  Investors Heritage    $  6,487,000   $  4,043,000

Kentucky Investors

     Deferred tax liability:
          Undistributed earnings
             in subsidiary                 1,635,000      1,531,000
                                        ____________     __________
               Net deferred tax liabilities of
                  Kentucky Investors    $  8,122,000   $  5,574,000
                                        ============   ============

Federal income taxes in the consolidated balance sheets include deferred taxes and in 1998, taxes currently payable. In 1997, taxes recoverable of $91,000 is included in other assets in the consolidated balance sheets.

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is:

                                        1998           1997           1996

Statutory federal income tax rate       35.0%          35.0 %         35.0 %
Graduated tax rate                      (1.0)%         (1.0)%         (1.0)%
Small life insurance company deduction  (7.5)%         (16.5)%        (37.9)%
Dividend exclusion and tax-exempt income (.6)%         (1.0)%         (2.1)%
Increase (decrease) in valuation        ._             ._             (16.2)%
Alternative minimum taxes               1.4%           2.8 %          2.0 %
Purchase accounting differences.        .6%            .8 %           .5 %
Other, net                              .4%            1.2 %          16.8 %
                                        ______         ______         ______

     Effective income tax rate_
          Investors Heritage            28.3%          21.3 %         (2.9)%
Consolidating adjustments               4.5%           5.5 %          7.6%
                                        ______         ______         ______

     Effective income tax rate_
          Kentucky Investors            32.8%          26.8 %         4.7%
                                        =====          =====          ====

At December 31, 1998 approximately $4,000,000 of the retained earnings of Investors Heritage represents earnings prior to 1984 which accumulated in an account known as policyholders' surplus, which was not subject to income taxation. In certain circumstances, including if distributions are made to stockholders in excess of approximately $27,000,000, Investors Heritage could be subject to additional federal income tax unrelated to its normal taxable income. No provision for such income tax has been made at December 31, 1998.

Kentucky Investors made income tax payments of $135,653, $131,757 and $65,693 in 1998, 1997 and 1996, respectively. Investors Heritage made income tax payments of $151,000, $385,000 and $620,000 in 1998, 1997 and 1996, respectively.

NOTE  F - Employee Benefit Plans
As of January 1, 1998 the Company adopted SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits", which revises prior disclosure requirements. The following tables have been reclassified to conform with SFAS No. 132.

Kentucky Investors and Investors Heritage participate in a noncontributory retirement plan which covers substantially all employees. Benefits are based on years of service and the highest consecutive 60 months average earnings within the last 120 months of credited service. Benefits are funded based on actuarially-determined amounts.

The following tables provide additional details for Kentucky Investors on a consolidated basis. Because the amounts for the unconsolidated parent company and Investors Heritage Printing, Inc. are immaterial, they are not separately presented.

                              1998           1997           1996
Change in benefit obligation:
     Benefit obligation at
       beginning of year      $5,662,063     $5,173,951     $  4,575,352
     Service cost                251,795        238,817          295,721
     Interest cost               430,739        382,866          343,151
     Actuarial (gain) loss        72,114        (71,167)          (1,456)
     Benefits paid              (404,779)       (62,404)         (38,817)
                              __________     __________     ___________

     Benefit obligation at
        end of year           $6,011,932     $5,662,063     $  5,173,951
                              __________     __________     ___________

Change in plan assets:
     Fair value of plan assets at
       beginning of year      $4,771,638     $4,057,709     $ 3,460,959
     Actual return on plan
          assets                 468,683        474,553         335,567
     Employer contribution       252,000        301,780         300,000
     Benefits paid              (404,779)       (62,404)        (38,817)
                              __________     __________     ___________
     Fair value of plan assets at
       end of year            $5,087,542     $4,771,638     $ 4,057,709
                              __________     __________     ___________

     Funded status            $ (924,390)    $ (890,425)    $(1,116,242)
     Unrecognized net actuarial
          loss                 1,065,329      1,115,533       1,133,852
     Unrecognized transition
          asset                 (102,430)      (136,574)       (170,717)
     Unrecognized prior service
        credit                  (196,573)      (231,676)             -0-
                              __________     __________     ___________
     Accrued pension cost     $ (158,064)    $ (143,142)    $  (153,107)
                              ==========     ==========     ===========

Components of net periodic benefit cost:
     Service cost             $  251,795    $   238,817    $    295,721
     Interest cost               430,739        382,866         343,151
     Expected return on plan
          assets                (468,683)      (474,553)       (335,567)


     Recognized net loss         122,318        213,931         120,443
     Amortization of prior service
        cost                     (35,103)       (35,103)            -0-
     Amortization of transition
        asset                    (34,144)       (34,143)       (34,144)
                              __________     __________     ___________
     Net periodic benefit
          cost                $  266,922    $   291,815    $   389,604
                              ===========    ===========    ===========

The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% for 1998 and 1997. The rate of increase in future compensation levels was 5% for 1998, 1997 and 1996. The expected long-term rate of return on plan assets was 9% in 1998, 1997 and 1996. Plan assets represent a deposit administration fund of Investors Heritage.

Kentucky Investors and Investors Heritage also sponsor a 401(k) defined contribution plan. Matching contributions to the plan expensed for 1998, 1997 and 1996 were $186,000, $171,000, and $156,000, respectively.

NOTE  G - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lessor of (a) 10 percent of statutory stockholders' equity as of the preceding December 31, or (b) statutory net income for the preceding year. In addition, dividends are limited to the amount of unassigned surplus reported for statutory purposes, which was $9,375,173 at December 31, 1998.

NOTE  H - Statutory Accounting Practices
Investors Heritage's statutory-basis capital and surplus was $13,579,260 and $13,700,023 at December 31, 1998 and 1997, respectively. Statutory-basis net income was $1,297,550, $1,294,586, and $1,422,626 for the years ended December 31, 1998, 1997 and 1996, respectively.

Principle adjustments to statutory amounts to derive GAAP amounts include: a) costs of acquiring new policies are deferred and amortized; b) benefit reserves are calculated using more realistic investment, mortality and withdrawal assumptions; c) deferred income taxes are provided; d) value of business acquired and goodwill are established for acquired companies; and e) accounting for certain investments in debt securities.

Investors Heritage is domiciled in the Commonwealth of Kentucky and prepares its statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Kentucky Department of Insurance (the "Department"). Currently, "prescribed" statutory accounting practices are interspersed throughout state insurance laws and regulations, as well as a variety of publications of the National Association of Insurance Commissioners ("NAIC"). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. In 1998, the NAIC adopted codified statutory accounting principles ("Codification"). Codification will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that Investors Heritage uses to prepare its statutory-basis financial statements. Codification will require adoption by the various states before it becomes the prescribed statutory basis of accounting for insurance companies domesticated within those states. Accordingly, before Codification becomes effective for Investors Heritage, Kentucky must adopt Codification as the prescribed basis of accounting on which domestic insurers must report their statutory basis results to the Department. At this time it is anticipated that Kentucky will adopt Codification. Management has not yet determined the impact of Codification on Investors Heritage statutory basis financial statements.

During the Department's 1995 quadrennial examination of Investors Heritage, previously permitted admitted assets were required to be written-down. In 1998, the home-office real estate, representing the sole remaining asset not yet fully written-down to the prescribed value, was amortized in accordance with the Department's write-down schedule by $475,646. The remaining balance associated with the home office real estate to be written-down during 1999 is $475,646. These adjustments had no effect, other than requiring disclosure, on Kentucky Investors or Investors Heritage's financial statements prepared in accordance with generally accepted accounting principles.

NOTE  I - Segment and Reinsurance Data

Prior to 1998 segment data has been presented on an "industry approach" in accordance with SFAS No. 14. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", became effective for 1998 and superceded SFAS No. 14. SFAS No. 131 requires a "management approach" (how management internally evaluates the operating performance of its business units) in the presentation of business segments. The segment data that follows has been prepared in accordance with SFAS No. 131. Previously reported information has been restated to comply with the new requirements.

Investors Heritage operates in four segments as shown in the following table. All segments include both individual and group insurance. Identifiable revenues, expenses and assets are assigned directly to the applicable segment. Net investment income and invested assets are generally allocated to the insurance and the corporate segments in proportion to policy liabilities and stockholders' equity, respectively. Certain assets, such as property and equipment and investments in affiliates, are assigned to the Corporate segment. Goodwill has been allocated to the insurance lines based upon the mix of business of companies acquired. Corporate segment results for the parent company, Investors Heritage Printing, Inc., and Investors Heritage Financial Services Group are immaterial, after elimination of intercompany amounts, and are not presented.

                                           1998      1997      1996
                                               (000's omitted)
Revenue:
     Preneed & Burial Products          $  41,319 $  36,995 $  33,213
     Traditional & Universal Life
          Products                          14,146   13,950    13,454
     Credit Insurance Products &
        Administrative Services                307      152      (330)
     Corporate & other                       1,689    1,400     1,443
                                        _________ _________ _________
                                        $  57,461 $  52,497  $ 47,780
                                        ========= ========= =========
Pre-Tax Income from Operations:
     Preneed & Burial Products          $   2,686 $   2,524  $    913
     Traditional & Universal Life
        Products                            1,236       852     1,528


     Credit Insurance Products &
        Administrative Services              (395)     (666)     (579)
     Corporate & other                        333        (7)     (306)
                                        _________  ________ _________
                                        $   3,860 $   2,703 $   1,556
                                        ========= ========= =========
Assets:
     Preneed & Burial Products          $ 139,993  $123,111  $104,708
     Traditional & Universal Life
          Products                         75,168    72,586    69,600
     Credit Insurance Products &
        Administrative Services            21,987    15,385     9,724
     Corporate & other                     52,677    47,572    43,108
                                        _________  ________  ________
                                        $ 289,825  $258,654  $227,140
                                        =========  ========  ========
Amortization and Depreciation Expense:
     Preneed & Burial Products          $   4,056  $  4,361  $  4,328
     Traditional & Universal Life
          Products                          2,249     1,951     1,281
     Credit Insurance Products &
        Administrative Services               149       460     1,216
     Corporate & other                        425       523       393
                                        _________  ________  _________
                                        $   6,879  $  7,295  $   7,218
                                        =========  ========  =========

Investors Heritage ceded 100% of the risks associated with its credit life and accident insurance written during 1998, 1997 and 1996 through coinsurance agreements with various companies. Investors Heritage administers the ceded credit life and accident insurance for an agreed-upon fee. During 1998, 1997 and 1996, Investors Heritage received $612,081, $505,400 and $410,062, respectively, of fee income associated with these reinsurance arrangements. Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 1998 and 1997 were $17,310,827 and $11,460,482, respectively.
Additionally, Investors Heritage utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit which has been set at $100,000. Total premiums ceded amounted to $18,123,000, $14,468,000 and $9,978,000 in 1998, 1997 and 1996, respectively and commissions and expense allowances received were $10,900,000, $8,657,000 and $5,795,000 in 1998, 1997 and 1996, respectively. Unearned premium reserves were reduced by $19,859,000 and $13,785,000 at December 31, 1998 and 1997, respectively, for credit-related reinsurance transactions. Benefit recoveries associated with Investors Heritage ceded reinsurance contracts were $2,403,000, $1,956,000 and $1,421,000 in 1998,
1997 and 1996, respectively. Investors Heritage remains contingently liable on all ceded insurance should any reinsurer be unable to meet their obligations. Assumed reinsurance premiums were $2,787,000, $2,855,000 and $3,734,000 in 1998,
1997 and 1996, respectively.

NOTE  J - Contingent Liabilities

Investors Heritage is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. Management and its legal counsel are of the opinion that the settlement of those actions will not have a material adverse effect on Investors Heritage's financial position or results of operations.

In most of the states in which Investors Heritage is licensed to do business, guaranty fund assessments may be taken as a credit against premium taxes over a five year period. These assessments, brought about by the insolvency of life and health insurers, are levied at the discretion of the various state guaranty fund associations to cover association obligations. There has been a significant increase in recent years of guaranty fund assessments. There is no reasonable way to determine if the assessments will increase or decrease in the future, but management is of the opinion that the effect would not be material on the financial position or results of operations of either Investors Heritage or Kentucky Investors because of the use of premium tax off-sets.

Stock Information

Stock Prices

OTC Bulletin Board MARKET QUOTATIONS

Investors Heritage Life Insurance Company

1998 MARKET PRICE RANGE
     March               June           Sept.               Dec.
     26 - 26 1/2         26 1/2 - 28         26 - 28             25 - 26 1/2

     1998 Annual Dividend Per Share - $.76

1997 MARKET PRICE RANGE
     March               June           Sept.               Dec.
     26 - 28             26 - 29             26 - 29             26 1/2 - 29

     1997 Annual Dividend Per Share - $.76

Kentucky Investors

1998 MARKET PRICE RANGE
     March               June           Sept.               Dec.
     16 - 16-3/4         17 - 20             20 - 20-1/2         18 - 20

     1998 Annual Dividend Per Share - $.38

1997 MARKET PRICE RANGE
     March               June           Sept.               Dec.
     13 1/2  - 14 1/4    13 3/4  - 14 5/8    14 3/4 - 15 3/4     16 - 16 1/2

     1997 Annual Dividend Per Share - $.38

The stock of both companies is quoted on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. The symbol for Investors Heritage Life is INLF and the symbol for Kentucky Investors is KINV.

The 1999 cash dividend to be paid to its stockholders by Investors Heritage Life on April 9, 1999 is $.76 per share, and the cash dividend to be paid on the same date to its shareholders by Kentucky Investors is $.38 per share.

ANNUAL MEETING

The 1999 meeting of shareholders of Investors Heritage Life Insurance Company is scheduled for 10 a.m. on Thursday, May 13, 1999, at the company auditorium, Second and Shelby Streets, Frankfort, Kentucky. The annual meeting of shareholders of Kentucky Investors, Inc., is scheduled for the same date and location at 11 a.m.

FORM 10-K

A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for either Company can be obtained upon request to the Secretary of that company.

TRANSFER AGENT

Investors Heritage Life Insurance Company
Stock Transfer Department
P.O. Box 717
Frankfort, Kentucky 40602

(502) 223-2364 - EXT. 305


[ARTICLE] 7

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1998
[PERIOD-END]                               DEC-31-1998
[DEBT-HELD-FOR-SALE]                       193,911,467
[DEBT-CARRYING-VALUE]                                0
[DEBT-MARKET-VALUE]                                  0
[EQUITIES]                                   3,378,471
[MORTGAGE]                                  16,189,127
[REAL-ESTATE]                                        0
[TOTAL-INVEST]                             222,372,207
[CASH]                                       2,514,371
[RECOVER-REINSURE]                             186,154
[DEFERRED-ACQUISITION]                      27,288,684
[TOTAL-ASSETS]                             288,368,775
[POLICY-LOSSES]                            207,115,725
[UNEARNED-PREMIUMS]                         20,069,565
[POLICY-OTHER]                               2,086,316
[POLICY-HOLDER-FUNDS]                        1,838,602
[NOTES-PAYABLE]                                      0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                       848,116
[OTHER-SE]                                  31,376,619
[TOTAL-LIABILITY-AND-EQUITY]               288,368,775
[PREMIUMS]                                  42,638,289
[INVESTMENT-INCOME]                         14,167,232
[INVESTMENT-GAINS]                             126,179
[OTHER-INCOME]                                 776,612
[BENEFITS]                                  20,767,497
[UNDERWRITING-AMORTIZATION]                  (509,103)
[UNDERWRITING-OTHER]                        33,439,632
[INCOME-PRETAX]                              4,010,286
[INCOME-TAX]                                 1,314,000
[INCOME-CONTINUING]                          2,696,286
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                721,149
[CHANGES]                                            0
[NET-INCOME]                                 1,975,137
[EPS-BASIC]                                     2.34
[EPS-DILUTED]                                        0
[RESERVE-OPEN]                                       0
[PROVISION-CURRENT]                                  0
[PROVISION-PRIOR]                                    0
[PAYMENTS-CURRENT]                                   0
[PAYMENTS-PRIOR]                                     0
[RESERVE-CLOSE]                                      0
[CUMULATIVE-DEFICIENCY]                              0



